   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 29, 1999.


                                                      REGISTRATION NO. 333-69171

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------


                                AMENDMENT NO. 1



                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------
                             WEBTRENDS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               OREGON                                7372                             93-1123283
   (STATE OR OTHER JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)            IDENTIFICATION NUMBER)


                         851 SW SIXTH AVE., SUITE 1200


                             PORTLAND, OREGON 97204

                                 (503) 294-7025
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                SUSAN E. KIPPER
                             LAWCO OF OREGON, INC.
                        1211 SW FIFTH AVENUE, SUITE 1500
                             PORTLAND, OREGON 97204
                                 (503) 727-2000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

                ROY W. TUCKER                                 ROBERT P. LATTA
                NEIL NATHANSON                              ALISANDE M. ROZYNKO
                  J.T. YOUNG                               CHRISTIAN E. MONTEGUT
               PERKINS COIE LLP                    WILSON SONSINI GOODRICH & ROSATI, P.C.
       1211 SW FIFTH AVENUE, 15TH FLOOR                      650 PAGE MILL ROAD
            PORTLAND, OREGON 97204                          PALO ALTO, CA 94304
                (503) 727-2000                                 (650) 493-9300

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                           -------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED JANUARY 29, 1999


INITIAL PUBLIC OFFERING
PROSPECTUS


                        3,000,000 SHARES OF COMMON STOCK



                           $9.00 TO $11.00 PER SHARE


                                      LOGO


     WebTrends Corporation is selling 3,000,000 shares of its common stock in this offering. In addition, certain of WebTrends' shareholders may sell an aggregate of up to 450,000 shares depending on whether the underwriters exercise their over-allotment option. WebTrends will not receive any of the proceeds from the sale of shares by the shareholders.


                            Proposed Trading Symbol:
                         Nasdaq National Market "WEBT"

     INVESTING IN THIS STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                           -------------------------

                                                                  TOTAL
                                                     --------------------------------
                                                        WITHOUT             WITH
                                        PER SHARE    OVER-ALLOTMENT    OVER-ALLOTMENT
                                        ---------    --------------    --------------
Price to Public.......................
Underwriting Discounts &
  Commissions.........................
WebTrends' Proceeds...................
Selling Shareholders' Proceeds........

                           -------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


DAIN RAUSCHER WESSELS                                 SOUNDVIEW TECHNOLOGY GROUP


  a division of Dain Rauscher Incorporated

                               TABLE OF CONTENTS


                               PAGE
                               ----
Prospectus Summary...........     1
Risk Factors.................     4
Use of Proceeds..............    15
Dividend Policy..............    15
Capitalization...............    16
Dilution.....................    17
Selected Financial Data......    18
Management's Discussion and
  Analysis of Financial
  Condition and Results of
  Operations.................    19
Business.....................    30



                               PAGE
                               ----
Management...................    48
Certain Transactions.........    56
Principal and Selling
  Shareholders...............    57
Description of Capital
  Stock......................    58
Shares Eligible for Future
  Sale.......................    60
Underwriting.................    62
Legal Matters................    64
Experts......................    64
Additional Information.......    64
Index to Financial
  Statements.................   F-1

     "AuditTrack," "AlertTrack," "ClusterTrends," "CommerceTrends," "DBTrends," "FastTrends," "FireTrends," "Manage Your WWWorld," "SmartPass," "WebTrends," and WebTrends' logo are all trademarks of the company. All other trade names, trademarks, and service marks appearing in this prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY


     This summary highlights only selected information contained elsewhere in this prospectus. Before making an investment in WebTrends' common stock, you should read this entire prospectus and the Financial Statements and notes, all of which should be consulted when reading this summary. Except where noted otherwise, all information in this prospectus, including share and per share information, assumes (1) the automatic conversion of all outstanding shares of Class B Common Stock into shares of common stock upon completion of this offering; (2) no exercise of the underwriters' over-allotment option; and (3) WebTrends' 1 for 2 reverse split of its capital stock effected as of January 19, 1999. See "Description of Capital Stock" and "Underwriting."


                             WEBTRENDS CORPORATION


     WebTrends Corporation is a leading provider of enterprise management and reporting solutions for Internet-based systems. We offer organizations a comprehensive set of solutions that are integrated, modular, easy-to-use, and scale to high-volume environments. Our enterprise management products facilitate analysis and reporting of Web site traffic, quality, content and usage, Internet advertising campaigns, and e-commerce activities, as well as the return on investment from Internet-based systems. Internet-based systems include Web servers, the computer servers that connect to the Internet's Worldwide Web, intranets, which use Internet technology for communications within an organization, and extranets, networks that use Internet technology for communications between related organizations. Our solutions also help organizations manage their Internet infrastructure by providing valuable information about systems designed to implement secure communications, such as firewalls and virtual private networks, as well as capacity and bandwidth requirements. Our products have been specifically designed to enable organizations to centrally manage and administer multiple Internet-based systems across the enterprise regardless of the quantity or geographic locations of servers supporting those systems.



     Our business has grown rapidly, with revenue increasing from $1.9 million in 1996 to $8.0 million for the year ended December 31, 1998. We have been profitable throughout this period. Since the introduction of our original Web site traffic analysis product in 1996, we have introduced six new products:
WebTrends Enterprise Suite, WebTrends Professional Suite, WebTrends Suite for Lotus Domino, WebTrends for Firewalls and VPNs, Server Cluster Add-on, and WebTrends Security Analyzer. We plan to introduce two additional products, WebTrends Enterprise Reporting Server for UNIX and CommerceTrends Add-on, by June 1999.



     We market and deliver our award-winning products to both IT professionals and other business managers. Over 20,000 customers have purchased our products, including sophisticated Internet service providers and over one-third of the Fortune 500 companies.



     WebTrends was incorporated in Delaware in 1993 and reorganized in Oregon in 1997. Our executive offices are located at 851 SW Sixth Avenue, Suite 1200, Portland, Oregon 97204, our telephone number is 1-888-WEBTRENDS
(1-888-932-8736), and our Web site is located at http://www.webtrends.com.

                                  THE OFFERING


Common stock Offered by WebTrends...........  3,000,000 shares
Common Stock to be Outstanding After the
  Offering..................................  11,218,964 shares
Nasdaq National Market Symbol...............  WEBT
                                              Working capital and general corporate
Use of Proceeds.............................  purposes. See "Use of Proceeds."



     Common stock to be outstanding after the offering is based on shares outstanding on December 31, 1998. It excludes 3,341,562 shares reserved for issuance under our 1998 Stock Incentive Compensation Plan, 1997 Stock Incentive Compensation Plan and 1999 Employee Stock Purchase Plan, of which 1,471,149 shares were subject to outstanding stock options at a weighted average exercise price of $2.46 per share.

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                      YEAR ENDED DECEMBER 31,
                                                    ----------------------------
                                                     1996      1997       1998
                                                    ------    -------    -------
STATEMENT OF OPERATIONS DATA:
Total revenue.....................................  $1,865    $ 4,055    $ 8,008
Gross margin......................................   1,660      3,763      7,375
Income from operations............................     398        427        222
Net income........................................     405        287        219
Basic net income per share........................                .04        .03
Diluted net income per share......................                .04        .02
Shares used in basic net income per share
  calculation.....................................              8,126      8,211
Shares used in diluted net income per share
  calculation.....................................              8,126      9,003



     Net income is not comparable for all periods shown, since, prior to 1997, WebTrends was not taxable as an entity because the shareholders had elected to be taxed individually based on their percentage ownership of the outstanding common stock. Net income per share data is not presented for any period prior to 1997 as the capital structure prior to January 1, 1997 is not comparable to that existing in 1997. See Notes 1 and 8 of the Notes to the Financial Statements.



     The following table presents balance sheet data, both historically and on a pro forma basis, giving effect to WebTrends' sale in this offering of 3,000,000 shares of common stock at the assumed initial public offering price of $10.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses. See "Use of Proceeds."



                                                            DECEMBER 31, 1998
                                                          ----------------------
                                                          ACTUAL     PRO FORMA
                                                          ------    ------------
BALANCE SHEET DATA:
Cash and cash equivalents...............................  $1,099      $27,999
Working capital.........................................     221       27,121
Total assets............................................   3,362       30,262
Total shareholders' equity..............................     842       27,742

                                  RISK FACTORS


     In addition to the other information contained in this prospectus, you should carefully read and consider the following risk factors before purchasing our common stock. Investment in our common stock involves a high degree of risk.



WEBTRENDS HAS A LIMITED OPERATING HISTORY AND MAY NOT REMAIN PROFITABLE



     WebTrends was formed in August 1993, and we introduced our first Internet product in February 1996. Due to our limited operating history, any evaluation of our business and our prospects must be in light of the risks and uncertainties often encountered by companies in their early stages of development. These risks and uncertainties are particularly significant for companies in rapidly evolving markets, such as the market for Internet products and services. Many of these risks are discussed under the sub-headings below.



     We may not be able to successfully address any or all of these risks. Failure to adequately do so could have a material adverse effect on our business, results of operations, and financial condition. In addition, although our revenue has increased in recent periods while we maintained profitability, our revenue may not grow in future periods, may not grow at past rates, and we may not maintain profitability on a quarterly or annual basis, or at all.



OUR OPERATING RESULTS ARE SUBJECT TO SEASONAL AND OTHER FLUCTUATION



     During our short operating history, we have experienced seasonality in our operating results. While revenue from sales has continued to grow, the second and third quarters of the year have been typically characterized by lower levels of revenue growth. In addition to seasonal fluctuations, we may experience significant fluctuations in our operating results from other causes. In particular, as we increasingly focus on sales of our product suites rather than stand-alone products and on larger purchases by larger customers, we expect the sales cycle associated with the purchase of our products to lengthen. Furthermore, the amount of revenue associated with particular licenses can vary significantly based upon the number of products that are licensed and the number of devices involved in the installation. In connection with our expansion, we plan to increase our operating expenses to expand our sales and marketing operations, develop new distribution channels, fund greater levels of research and development, broaden professional services and support, and improve operational and financial systems. Failure of our revenue to increase along with these expenses during any fiscal period could have a materially adverse impact on our financial results for that period. Potential fluctuations may also result from other factors, some of which may be specific to WebTrends or its customers and some of which may be general to our industry.



     Based on the foregoing, we believe that our quarterly revenue and results from operations are likely to vary significantly in the future and that quarter to quarter comparisons of our operating results may not be meaningful. You should therefore not rely on the results of one quarter as an indication of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Selected Quarterly Financial Results."

OUR RAPIDLY CHANGING MARKET INCREASES NEW PRODUCT RISK



     The market for our products is in the early stages of development and is rapidly evolving. Accordingly, it is difficult to predict the future growth rate, if any, and size of this market. As is common in such new and rapidly evolving industries, demand and market acceptance for recently introduced products are subject to high levels of uncertainty and risk. Furthermore, new products can quickly render obsolete products that were only recently in high demand. The market for our existing products may not be sustainable at its current level. We launched several new products in calendar 1998 and January 1999. We have additional new product launches planned for 1999 as well as upgrades to our existing products. The market for the recently introduced and planned products may not expand or develop.



     Our markets are characterized by rapidly changing customer needs, evolving industry standards, and rapid technological developments. Significant competitive advantages accrue to companies that respond rapidly to such changes with innovative product introductions and enhancements. Internet technology, however, is complex, and new products and product enhancements can require long development and testing periods. Releasing products prematurely may result in quality problems that could damage our reputation. Accordingly, our future success depends upon our ability to address the rapidly changing needs of our customers by developing and introducing high quality products, product enhancements, and services on a timely basis and by keeping pace with technological developments and emerging industry standards. Any failure to develop and release enhanced or new products, or delays or quality problems in doing so, could have a material adverse effect on our business, results of operations, and financial condition.



WEBTRENDS' MARKET IS HIGHLY COMPETITIVE



     We compete in the markets for Web site traffic analysis solutions, alerting and monitoring solutions, firewall and proxy server traffic analysis solutions, and security analysis solutions. These markets are intensely competitive, increasingly subject to rapid changes, and significantly affected by new product introductions and other activities of market participants. In addition, these markets are highly fragmented, and our competitors vary depending upon the market that our Internet management solutions address.



     In the market for Web site traffic analysis solutions, our primary competitors are Andromedia, Inc., Accrue Software Inc., Internet Profiles Corporation (I/Pro), Marketwave Corporation, and net.Genesis Corp. In the Web site link analysis and quality control market, our primary competitors are Tetranet Software Incorporated and Coast Software Inc. In the alerting and monitoring market, our primary competitors are IPSwitch, Inc. and Geneva Software, Inc. In the firewall and proxy analysis market, our primary competitors are Telemate Software, Inc. and SecureIT, Inc., a division of VeriSign, Inc. In the security analysis market, we expect to compete primarily with ISS Group, Inc., Axent Technologies, Inc., and Network Associates, Inc. Although the markets in which we compete are highly fragmented, we may face additional competition from existing competitors if any of them were to broaden the scope of their Internet management products either by developing or acquiring additional products or distribution channels.



     We also compete with vendors of Internet servers, operating systems, and networking hardware. In particular, Microsoft Corporation, Netscape Communications Corp., Sun Microsystems, Inc., Oracle Corp., and others bundle Internet management solutions with their Internet products. We expect this bundling activity to increase in the future. The bundling of competing products with standard features of operating systems, Internet servers or networking hardware could render our products obsolete and unmarketable. Even if the functionality, ease of use, and performance of the products included with operating systems, Internet servers, or networking hardware is inferior to our products, a significant number of customers may elect to accept these products instead of purchasing additional software from us.


     We believe that additional competitors will continue to enter the market as the size and visibility of the market opportunity increases. These new market entrants may include traditional system and network management software developers. For example, Computer Associates International, Inc. is currently beta testing an extension to its Unicenter TNG product line that includes functions for alerting and monitoring, Web site traffic analysis, and link analysis.



     We also face competition and potential competition from Web management service providers, such as consulting firms, Web design firms, Internet audit firms, site management vendors, Internet service providers, and independent software vendors. These service providers may use our solutions, our competitors' solutions, or custom-developed solutions to manage Web sites for their customers who otherwise would have been sale opportunities for us. Certain larger potential customers may rely on their IT departments to internally develop Internet management solutions.



     Increased competition could result in pricing pressures, reduced margins, or the failure of our products to achieve or maintain market acceptance, any of which could have a material adverse effect on our business, results of operations, and financial condition. Certain of our current and potential competitors have longer operating histories, greater name recognition, access to larger customer bases, and substantially greater financial, technical, marketing, distribution, service, support, and other resources than we have. As a result, they may be able to respond more quickly than we can to new or changing opportunities, technologies, standards, or customer requirements. For all of the foregoing reasons, we may not be able to compete successfully against our current and future competitors.



OUR SUCCESS DEPENDS ON INCREASING MARKET AWARENESS OF OUR BRAND



     If we fail to successfully promote our brand name or if we incur significant expenses promoting and maintaining our brand name, it could have a material adverse effect on our business, results of operations, and financial condition. Due in part to the emerging nature of the market for Internet management solutions and the substantial resources available to many of our competitors, there may be a time-limited opportunity to achieve and maintain a significant market share. Developing and maintaining awareness of the "WebTrends" brand name is critical to achieving widespread acceptance of our enterprise management and reporting solutions. Furthermore, the importance of brand recognition will increase as competition in the market for our products increases. Successfully promoting and positioning the WebTrends brand will depend largely on the effectiveness of our marketing efforts and our ability to develop reliable and useful products at competitive prices. Therefore, we may need to increase our financial commitment to creating and maintaining brand awareness among potential customers.



OUR SALES OPERATIONS AND CHANNELS OF DISTRIBUTION REQUIRE EXPANSION


     In order to maintain and increase our current and future market share and revenue, we will need to expand our direct and indirect sales operations and channels of distribution. Failure to do so could have a material adverse effect on our business, results of operations, and financial condition. Most of our customers license a limited number of our products. To maintain and increase our results from operations, we must increase the number of products that each customer licenses. This may require an increasingly sophisticated sales effort targeted at Webmasters, other management personnel associated with a prospective customer's Internet capabilities, and other functional managers throughout the organization. In order to achieve increased sales, we plan to hire additional telemarketing and direct field sales personnel. Any new hires will require training and take time to achieve full productivity. We may not be able to hire enough qualified individuals when needed, or at all, and we may not be able to increase distribution through any other methods.



     Our future success also depends upon our ability to expand our relationships with domestic and international channel partners, distributors, value-added resellers, systems integrators, on-line and other resellers, Internet service providers, original equipment manufacturers, and other partners to build our indirect sales channel. We must also continue to expand and maintain strategic relationships with key hardware and software vendors, distribution partners, and customers. We may not be successful in these efforts, and failure to maintain our existing relationships or develop additional relationships could result in general declines in our growth, which could have a material adverse effect on our business, results of operations, and financial condition.



WEBTRENDS RELIES ON INDIRECT DISTRIBUTION CHANNELS



     We are making an effort to increase distribution of our products through various indirect channels of distribution, including channel partners, value added resellers, distributors, resellers, original equipment manufacturers, Internet service providers, and others. We cannot predict the extent to which any of these channel partners will be successful in marketing or distributing our Internet management solutions. Many of these channel partners also market and sell competitive products. We may not be able to effectively manage potential conflicts among the various channel partners or prevent them from devoting greater resources to supporting the products of other companies. The loss of one or more of these channel partners, because of either their preference for competing products or products they may develop internally, could have a material adverse effect on our business, results of operations, and financial condition. In addition, Network Trade Corporation, a third-party export management company, has the primary responsibility for identifying international distributors, resellers, and value added resellers for our products. Accordingly, any disruption in our relationship with Network Trade, which may be terminated by either party with 30 days' notice, could materially slow our international sales growth, which could have a material adverse effect on our business, results of operations, and financial condition.



     Reliance on indirect channels of distribution may subject us to greater credit risk as the revenue from sales of our products to distributors and certain other channel partners flows first through the distributors, and then to us. In particular, Network Trade, while not technically a distributor, collects payments from our international resellers and then remits those payments to us, presenting a similarly increased credit risk. Revenues received from Network Trade accounted for 16.7% of our total revenue for the year ended December 31, 1998. Failure of our channel providers to timely remit to us the proceeds from sales of our products, or any failure to accurately forecast the demand for our products, could have a material adverse effect on our business, results of operations, and financial condition.

WEBTRENDS RELIES ON CERTAIN KEY PERSONNEL AND NEEDS ADDITIONAL PERSONNEL



     Our success depends largely upon the continued services of our executive officers and other key management and development personnel. The loss of the services of one or more of our executive officers, engineering personnel, or other key employees could have a material adverse effect on our business, results of operations, and financial condition. In particular, we rely on our co-founders, Elijahu Shapira, Chief Executive Officer and Chairman of the Board, and W. Glen Boyd, President, Chief Technical Officer, and director. Messrs. Shapira and Boyd do not have employment agreements and, therefore, could terminate their employment with us at any time without penalty. We do not maintain key person life insurance policies on any of our employees. In addition, because of the complexity of our products and technologies, we are substantially dependent upon the continued service of our existing engineering personnel.



     Our future success also depends on our ability to attract and retain highly qualified personnel. We may not be successful in attracting or retaining qualified personnel, which could have a material adverse effect on our business, results of operations, and financial condition. We intend to hire a number of additional sales, support, marketing, and research and development personnel. The competition for qualified personnel in the computer software and Internet markets is intense, and we may be unable to attract, assimilate, or retain additional highly qualified personnel in the future. Additionally, we attempt to hire engineers with high levels of experience in designing and developing software and Internet-related products in time-pressured environments. There is a limited number of qualified engineers in our geographic location, resulting in intense competition for the services of such engineers.



OUR RATE OF GROWTH STRAINS OUR SYSTEMS AND MANAGEMENT RESOURCES



     Any failure to properly manage our growth could have a material adverse effect on our business, results of operations, and financial condition. Since our inception, we have experienced significant expansion in our operations. We intend to pursue further expansion throughout the foreseeable future to take advantage of existing and potential market opportunities. This rapid growth places significant challenges on our management, administrative, and operational resources. To properly manage this growth, we must, among other things, implement and improve additional and existing administrative and operational systems, procedures, and controls on a timely basis.



     Our expansion will continue to place a significant strain on our management, operational, and financial resources. In 1998, we added a number of key managerial, technical, and operations personnel, including a Chief Financial Officer, a Vice President of Sales, a Vice President of Marketing, and a Vice President of Research and Development. We expect to add other key personnel in the future. Additionally, we are significantly increasing our employee base. To manage the expected growth of our operations and personnel, we will be required to significantly improve or replace existing management, operational, and financial systems. We will also need to expand our finance, administrative, and operations staff. We may not be able to complete the necessary improvements to our systems, procedures, and controls necessary to support our future operations in a timely manner. Management may not be able to hire, train, retain, motivate, and manage required personnel and may not be able to successfully identify, manage, and exploit existing and potential market opportunities.

WEBTRENDS' INTERNATIONAL SALES ARE SIGNIFICANT AND POSE CERTAIN RISKS



     Approximately 22.0% and 27.5% of our total revenue for the years ended December 31, 1997 and December 31, 1998, respectively, were attributable to sales made outside the United States. We believe that our future growth will require continued expansion of our operations in international markets. To expand internationally, we must continue to develop our international distribution channels and increase our investment in marketing and product awareness. If we are unable to do so in a timely and effective manner, our growth, if any, in international sales will be limited, and could have a material adverse effect on our business, results of operations, and financial condition. To date, our revenue from international operations has primarily been denominated in United States dollars, although some sales have been denominated in foreign currencies. An increase in the value of the United States dollar relative to foreign currencies would make our products more expensive and, therefore, potentially less competitive in those markets. Moreover, even if international operations are successfully expanded, we may not be able to maintain or increase international market demand for our products.


     Our international operations are subject to the risks inherent in international business activities, including, in particular:

     - Management of an organization spread over various countries;


     - Longer accounts receivable payment cycles and other collection difficulties, such as difficulties obtaining and enforcing judgments against delinquent customers, in certain countries;


     - Compliance with a variety of foreign laws and regulations;

     - Unexpected changes in regulatory requirements;

     - Overlap of different tax structures;

     - Foreign currency exchange rate fluctuations;

     - Import and export licensing requirements;


     - Trade restrictions, changes in tariffs, and freight rates; and


     - Regional economic conditions.


     Such factors could have a material adverse effect on our future international sales and, consequently, our business, results of operations, and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Sales, Marketing, and Distribution."



WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY



     We regard substantial elements of our Internet management solutions as proprietary and attempt to protect them by relying on patent, trademark, service mark, trade dress, copyright, and trade secret laws and restrictions, as well as confidentiality procedures and contractual provisions. Any steps we take to protect our intellectual property may be inadequate, time consuming, and expensive. Furthermore, despite our efforts, we may be unable to prevent third-parties from infringing upon or misappropriating our intellectual property. Any such infringement or misappropriation could have a material adverse effect on our business, results of operations, and financial condition. We currently have no issued patents. We have two patent applications pending. These or any new patent applications may not result in issued patents and may not provide us with any competitive advantages, or may be challenged by third parties. Legal standards relating to the validity, enforceability, and scope of protection of certain intellectual property rights in Internet-related industries are uncertain and still evolving, and the future viability or value of any of our intellectual property rights is uncertain. Effective trademark, copyright, and trade secret protection may not be available in every country in which our products are distributed or made available through the Internet. Furthermore, our competitors may independently develop similar technology that substantially limits the value of our intellectual property. See "Business -- Proprietary Rights."



OTHERS MAY BRING INFRINGEMENT CLAIMS AGAINST US


     In addition to the technology we have developed internally, we also use code libraries developed and maintained by third parties and have acquired or licensed certain technologies from other companies. Our internally developed technology, the code libraries, or the technology we acquired or licensed may infringe on a third party's intellectual property rights and such third parties may bring claims against us alleging infringement of their intellectual property rights. Any such infringement or claim of infringement could have a material adverse affect on our business, result of operations, and financial condition.

     In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. We are not currently involved in any intellectual property litigation. We may, however, be a party to litigation in the future to protect our intellectual property or as a result of an alleged infringement of others' intellectual property. Such claims and any resulting litigation could subject us to significant liability for damages and invalidation of our proprietary rights. Such litigation, regardless of its success, would likely be time-consuming and expensive to defend and would divert management time and attention. Any potential intellectual property litigation could also force us to do one or more of the following:

     - Cease selling, incorporating, or using products or services that incorporate the challenged intellectual property;

     - Obtain from the holder of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; and

     - Redesign those products or services that incorporate such technology.


     Any of these results could have a material adverse effect on our business, results of operations, and financial condition.



EVOLVING REGULATION OF THE INTERNET MAY AFFECT US ADVERSELY


     As Internet commerce continues to evolve, increasing regulation by federal, state, or foreign agencies becomes more likely. Such regulation is likely in the areas of user privacy, pricing, content, and quality of products and services. Taxation of Internet use, or other charges imposed by government agencies or by private organizations for accessing the Internet, may also be imposed. Laws and regulations applying to the solicitation, collection, or processing of personal or consumer information could affect our activities. Furthermore, any regulation imposing fees for Internet use could result in a decline in the use of the Internet and the viability of Internet commerce, which could have a material adverse effect on our business, results of operations, and financial condition.

WEBTRENDS IS SUBJECT TO THE RISK OF PRODUCT LIABILITY CLAIMS



     Our products are used to monitor the activity levels of our customers' Internet sites, to provide real-time monitoring of firewalls, and to provide real-time monitoring, alerting, and recovery of Internet servers. These and other functions that our products provide are often critical to our customers, especially in light of the considerable resources many organizations spend on the development and maintenance of their Web sites. Additionally, our security products often contribute to vital protection of a company's internal systems and information. As a result, the licensing and support of our products may expose us to the risk of product liability and related claims. Our end-user licenses contain provisions that limit our exposure to such claims, but these provisions may not be enforceable in certain jurisdictions. Additionally, we maintain limited products liability insurance. To the extent our contractual limitations are unenforceable or such claims are not covered by insurance, a successful products liability claim could have a material adverse effect on our business, results of operations, and financial condition.


     Our products and product enhancements are very complex and may from time to time contain errors or result in failures that we did not detect or anticipate when introducing such products or enhancements to the market. The computer hardware environment is characterized by a wide variety of non-standard configurations that make pre-release testing for programming or compatibility errors very difficult and time consuming. Despite our testing, errors may still be discovered in some new products or enhancements after the products or enhancements are delivered to customers. The occurrence of these errors could result in adverse publicity, loss of or delay in market acceptance, or claims by customers against us, any of which could have a material adverse effect on our business, results of operations, and financial condition. See
"Business -- Products and Services."


SOME OF OUR PRODUCTS MAY NOT BE YEAR 2000 COMPLIANT


     The "Year 2000 Issue" generally refers to the problems that some date sensitive software may have in determining the correct century beginning in the year 2000. For example, many systems will not recognize a difference between the years 1900 and 2000 because they use only the last two digits of the year (00) in their programming. Failure of such software or systems to recognize the correct century could result in system failures or miscalculations causing disruptions of operations and an inability to engage in similar ordinary business activities.


     We have not tested our products in every possible computer environment, and therefore such products may not be fully Year 2000 compliant. Certain older versions of our products are not Year 2000 compliant; however, corrections for such non-compliance are available. We have not tested for Year 2000 compliance certain products that we no longer market that run on Novell systems, some of which remain in use. These older products may not be Year 2000 compliant. Failure of our products to be Year 2000 compliant could result in significant decreases in market acceptance of our products and legal liability for defective software, either of which would have a material adverse effect on our business, results of operations, and financial condition.



     If our suppliers, vendors, major distributors, and partners fail to correct their Year 2000 problems, such failure could result in an interruption in, or a failure of, certain of our normal business activities or operations. Such failures could have a material adverse effect on our business, results of operations, and financial condition. Due to the general uncertainty inherent in the Year 2000 problem resulting from the uncertainty of the Year 2000 readiness of third-party suppliers and vendors, we are unable to determine at this time whether the consequences of the Year 2000 failures will have a material effect on our business, results of operations, and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000."


OUR SUCCESS DEPENDS ON CONTINUED USE AND EXPANSION OF THE INTERNET



     Continued expansion in the sales of our Internet management solutions will depend upon the adoption of the Internet as a widely used medium for commerce and communication. The Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure, such as a reliable network backbone, or timely development of complementary products, such as high speed modems. The Internet infrastructure may not be able to support the demands placed on it by continued growth. Additionally, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of Internet activity, security, reliability, cost, ease of use, accessibility, and quality of service. If the Internet does not continue to become a widespread communications medium and commercial marketplace, the demand for our Internet management solutions could be significantly reduced, which could have a material adverse effect on our business, results of operations, and financial condition.



WE MAY BE UNABLE TO ADOPT OUR PRODUCTS TO CHANGES IN INTERNET TECHNOLOGY



     Even if the infrastructure, standards, or protocols of the Internet, or complementary services, products, or facilities are developed, we may be required to make significant expenditures to adapt our products to the changing or emerging technologies. For example, if the format of Internet log files were to change, our solutions for traffic analysis may not function as designed, and we may incur significant expenses in developing new products that would be compatible with the new format. We may not be successful in either developing such software or timely introducing it to the market. Any such changes in technology could have a material adverse effect on our business, results of operations, and financial condition.



OUR MANAGEMENT WILL HAVE BROAD DISCRETION IN USE OF PROCEEDS



     The net proceeds from the sale of the common stock we are offering for sale will be added to our general working capital upon completion of this offering. We have not reserved or allocated the proceeds for any specific purpose, and we cannot specify with certainty how we will use the net proceeds. Accordingly, our management will have considerable discretion in the application of the net proceeds. The net proceeds may be used for corporate purposes that do not increase WebTrends' profitability or market value. Pending application of the proceeds, they may be placed in investments that do not produce income or that lose value. See "Use of Proceeds."



OUR OWNERSHIP IS CONCENTRATED



     Our officers and directors will beneficially own at least 67% and possibly as much as 73% of the outstanding common stock after this offering, depending on whether and to what extent the underwriters exercise their over-allotment option. As a result, they will be able to exercise control over all matters requiring shareholder approval. Our articles of incorporation and bylaws do not provide for cumulative voting; therefore, these controlling shareholders will have the ability to elect all of our directors. The controlling shareholders will also have the ability to approve or disapprove significant corporate transactions without further vote by the investors who purchase common stock pursuant to this offering. This ability to exercise control over all matters requiring shareholder approval could prevent or significantly delay another company or person from acquiring or merging with us. See "Management" and "Principal and Selling Shareholders."


OUR ANTI-TAKEOVER PROVISIONS AND PREFERRED STOCK MAY REDUCE THE MARKET PRICE OF OUR COMMON STOCK



     Certain provisions of our articles of incorporation and bylaws may have the effect of delaying, preventing, or making a merger or acquisition less desirable to a potential acquirer, even where shareholders may consider the acquisition or merger favorable. Such provisions include:



     - The ability of the board of directors, without further shareholder approval, to issue up to 15 million shares of preferred stock in one or more series and to determine the rights (including voting rights) and terms associated with such preferred stock;



     - Providing for a classified board of directors with three-year terms in certain circumstances;


     - Prohibiting cumulative voting for the election of directors;


     - Requiring approval by a super-majority of the shareholders to effect certain amendments to the articles of incorporation or bylaws; and


     - Requiring certain procedures to be followed before matters can be proposed for consideration at shareholder meetings.


     The issuance of preferred stock may have the effect of delaying, deferring, or preventing a change in control without further action by the shareholders. Any such issuance may materially adversely affect the market price of the common stock and the voting rights of the holders of common stock. The issuance of preferred stock may also result in the loss of the voting control of holders of common stock to the holders of the preferred stock. See "Description of Capital Stock -- Preferred Stock."



     Provisions of the Oregon Business Corporation Act and the Control Share Act also may delay, prevent, or discourage someone from acquiring or merging with us. See "Description of Capital Stock -- Oregon Control Share and Business Combination Statutes."



TRADING IN OUR COMMON STOCK MAY BE LIMITED



     A public market for trading our common stock has not existed prior to this offering. We applied to list the common stock on the Nasdaq National Market for purposes of establishing a public market for trading. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. The initial public offering price for the common stock will be determined through negotiations among the selling shareholders, the underwriters, and us. If you purchase shares of common stock, you may not be able to resell those shares at or above the initial public offering price. See "Underwriting."

THE MARKET PRICE FOR OUR COMMON STOCK, LIKE OTHER TECHNOLOGY STOCKS, MAY BE VOLATILE



     The market price of the common stock could be subject to significant fluctuations in response to any of the following factors:


     - Variations in actual and anticipated operating results (see
       "-- Seasonality; Potential Fluctuations in Operating Results");

     - Changes in earnings estimates by analysts;


     - Failure to meet analysts' performance expectations; and



     - Lack of liquidity.



     The stock markets have, in general, and with respect to Internet companies in particular, recently experienced stock price and volume volatility that has affected the market prices of companies. The stock markets may continue to experience volatility that may adversely affect the market price of the common stock.



     The stock prices for many companies in the technology and emerging growth sector have experienced wide fluctuations that have often been unrelated to the operating performance of such companies. Fluctuations such as these may affect the market price of the common stock. Additionally, securities class action claims have been brought against issuing companies in the past where such periods of volatility in the market price of a company's securities have taken place. Such litigation could result in substantial costs and a diversion of management's attention and resources, and any adverse determination in such litigation could also subject us to significant liabilities, any or all of which could have a material adverse effect on our business, results of operations, and financial condition.



YOU SHOULD NOT RELY ON OUR FORWARD-LOOKING STATEMENTS



     This prospectus contains forward-looking statements that involve risks and uncertainties. Discussions containing forward-looking statements may be found in the material set forth under "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as within this prospectus generally. In addition, when used in this prospectus, the words "believes," "intends," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties. Actual results could differ materially from those described in the forward-looking statements as a result of the risk factors set forth in this section and the information provided in this prospectus generally. We do not intend to update any forward-looking statements.

                                USE OF PROCEEDS


     At an assumed initial public offering price of $10.00 per share, which is the mid-point of the estimated initial public offering price range set forth on the cover page of this prospectus, the net proceeds from the sale of shares of common stock to be sold by WebTrends are expected to be approximately $26.9 million, after deduction of underwriting discounts and commissions and estimated offering expenses payable by WebTrends. WebTrends will not receive any proceeds from the sale of common stock by the selling shareholders.



     Among the purposes of this offering are the following:



     - To obtain additional equity capital;



     - To create a public market for the common stock;



     - To facilitate WebTrends' ability to access the public equity markets in the future;



     - To provide liquidity to certain of the existing shareholders; and



     - To provide increased visibility and credibility to WebTrends, facilitating expansion in a marketplace in which many of its competitors and customers are public companies.



     The board of directors and management of WebTrends have significant flexibility in applying the net proceeds of this offering. The amounts and timing of WebTrends' actual expenditures will depend upon numerous factors, including the status of WebTrends' product development efforts, competition, and marketing and sales activities. WebTrends anticipates using the net proceeds of this offering for working capital and general corporate purposes. Although WebTrends currently has no agreements or commitments to do so, it may also use a portion of the net proceeds to license or acquire new products or technologies or to acquire or invest in businesses complementary to its own. WebTrends has no current plans or proposals pending for any such acquisitions or investments. Pending the use of the net proceeds, WebTrends intends to invest them in government securities and short-term, investment-grade, interest-bearing securities. See "Risk Factors -- Our Management will have Broad Discretion in Use of Proceeds."


                                DIVIDEND POLICY


     WebTrends did not declare any cash dividends on its capital stock in 1997 or 1998. WebTrends intends to retain its present and future earnings, if any, to finance the growth and development of its business. It does not intend to pay cash dividends in the foreseeable future, and the amounts and payment of future dividends, if any, will be determined by its board of directors.

                                 CAPITALIZATION


     The following table sets forth the capitalization of WebTrends as of December 31, 1998, (a) on a historical basis and (b) on an adjusted basis, giving effect to the sale of 3,000,000 shares of common stock being sold by WebTrends in this offering at an assumed initial public offering price of $10.00 per share, and after deducting estimated underwriters discounts and commissions and estimated offering expenses payable by WebTrends.



     The information shown below excludes 3,341,562 shares reserved for issuance under WebTrends' stock option and stock purchase plans, of which 1,471,149 were issuable upon exercise of stock options outstanding as of December 31, 1998, with a weighted average exercise price of $2.46 per share. Upon the closing of this offering, the Class A Common Stock will be redesignated common stock, no par value per share, and will be the only authorized class of common stock. Each share of Class B Common Stock will automatically be converted into one share of such common stock, and the recorded value of the Class B Common Stock will be transferred to common stock. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and WebTrends' Financial Statements and related notes thereto and other financial information included elsewhere in this prospectus.



                                                               DECEMBER 31, 1998
                                                            -----------------------
                                                            ACTUAL     AS ADJUSTED
                                                            -------    ------------
                                                            (DOLLARS IN THOUSANDS)
Shareholders' equity:
  Preferred Stock, no par value per share; 15 million
     shares authorized, no shares issued and outstanding,
     actual and adjusted..................................   $  --       $    --
  Class A Common Stock, no par value per share; 30 million
     shares authorized, 8,210,527 shares issued and
     outstanding, actual; 60 million shares authorized,
     11,218,964 shares issued and outstanding, as
     adjusted.............................................     260        27,480
  Class B Common Stock, no par value per share; 30 million
     shares authorized, 8,437 shares issued and
     outstanding, actual; no shares authorized, no shares
     issued and outstanding, as adjusted..................     320            --
Deferred compensation.....................................    (282)         (282)
Retained earnings.........................................     544           544
                                                             -----       -------
  Total shareholders' equity..............................     842        27,742
                                                             -----       -------
          Total capitalization............................   $ 842       $27,742
                                                             =====       =======

                                    DILUTION


     As of December 31, 1998, WebTrends' net tangible book value was approximately $842,000 or $0.10 per share of common stock. Net tangible book value per share represents the amount of WebTrends' tangible assets less the amount of its liabilities, divided by the number of shares of common stock outstanding.



     Giving effect to the issuance of 3,000,000 shares of common stock offered by WebTrends at an assumed initial public offering price of $10.00 per share, after the deduction of estimated underwriting discounts and offering expenses payable by WebTrends, adjusted net tangible book value as of December 31, 1998 would have been approximately $2.47 per share. This represents an immediate increase in net tangible book value of $2.37 per share to existing shareholders and an immediate dilution of $7.53 per share to purchasers of shares in this offering. The following table illustrates the per share dilution:



Assumed initial public offering price per share.............           $10.00
  Net tangible book value per share before this offering....  $0.10
  Increase per share attributable to new investors..........   2.37
                                                              -----
Adjusted net tangible book value per share after this
  offering..................................................             2.47
                                                                       ------
Dilution per share to new investors in this offering........           $ 7.53
                                                                       ======



     The following table sets forth information as of December 31, 1998, after giving effect to this offering at an assumed initial public offering price of $10.00 per share, as to the number of shares of common stock purchased from WebTrends, the total consideration paid to WebTrends, and the average price paid per share by existing shareholders and by new investors purchasing common stock in this offering.



                       SHARES PURCHASED(1)(2)      TOTAL CONSIDERATION
                       -----------------------    ----------------------    AVERAGE PRICE
                         NUMBER       PERCENT       AMOUNT       PERCENT      PER SHARE
                       -----------    --------    -----------    -------    -------------
Existing                8,218,964       73.3%     $   265,119       0.9%        $0.03
  shareholders.......
New investors........   3,000,000       26.7       30,000,000      99.1         10.00
                       ----------      -----      -----------     -----
          Total......  11,218,964      100.0%     $30,265,119     100.0%
                       ==========      =====      ===========     =====



     The information in the table above does not include the 1,471,149 shares issuable upon exercise of stock options outstanding as of December 31, 1998, with a weighted average exercise price of $2.46 per share. Furthermore, if the underwriters exercise their over-allotment option in full, sales by selling shareholders in this offering will reduce the number of shares held by existing shareholders to 7,768,964 shares, or 69.2% of the total number of shares outstanding, and will increase the number of shares held by new investors to 3,450,000 shares, or 30.8% of the total number of shares outstanding after this offering. See "Management -- Employee Benefit Plans," "Description of Capital Stock -- Stock Options;" and "Principal and Selling Shareholders."

                            SELECTED FINANCIAL DATA


     The following selected financial data is qualified by reference to, and should be read in conjunction with, the Financial Statements and notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and other financial information appearing elsewhere in this prospectus. The statement of operations data set forth below for each of the years in the three-year period ended December 31, 1998, and the balance sheet data as of December 31, 1997 and 1998, are derived from, and qualified by reference to, the audited financial statements appearing elsewhere in this prospectus. The statement of operations data set forth below for the year ended December 31, 1995, and the balance sheet data as of December 31, 1995 and 1996 are derived from, and qualified by reference to, audited financial statements. The statement of operations data set forth below, for the year ended December 31, 1994, and the balance sheet data as of December 31, 1994, are derived from, and qualified by reference to, unaudited financial statements. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth therein. Historical results are not necessarily indicative of the results that may be expected in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                                                     YEAR ENDED DECEMBER 31,
                                                              --------------------------------------
                                                              1994   1995    1996     1997     1998
                                                              ----   ----   ------   ------   ------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA
Revenue:
  Software licenses.........................................  $276   $617   $1,858   $3,837   $7,206
  Support services..........................................    --     20        7      218      802
                                                              ----   ----   ------   ------   ------
         Total revenue......................................   276    637    1,865    4,055    8,008
Cost of revenue.............................................     7     39      205      292      633
                                                              ----   ----   ------   ------   ------
  Gross margin..............................................   269    598    1,660    3,763    7,375
                                                              ----   ----   ------   ------   ------
Operating expenses:
  Research and development..................................    34     91      403    1,059    2,211
  Sales and marketing.......................................    12    152      552    1,528    3,642
  General and administrative................................   126    187      307      749    1,300
                                                              ----   ----   ------   ------   ------
         Total operating expenses...........................   172    430    1,262    3,336    7,153
                                                              ----   ----   ------   ------   ------
Income from operations......................................    97    168      398      427      222
Other income, net...........................................     1      1        7       10       29
                                                              ----   ----   ------   ------   ------
Income before income taxes..................................    98    169      405      437      251
Income taxes(1).............................................                            150       32
                                                              ----   ----   ------   ------   ------
Net income(1)...............................................  $ 98   $169   $  405   $  287   $  219
                                                              ====   ====   ======   ======   ======
Basic net income per share(2)...............................                         $  .04   $  .03
Diluted net income per share(2).............................                            .04      .02
                                                                                     ======   ======
Shares used in basic net income per share calculation(2)....                          8,126    8,211
Shares used in diluted net income per share
  calculation(2)............................................                          8,126    9,003



                                                                          DECEMBER 31,
                                                              ------------------------------------
                                                              1994   1995   1996    1997     1998
                                                              ----   ----   ----   ------   ------
                                                                         (IN THOUSANDS)
BALANCE SHEET DATA
Cash and cash equivalents...................................  $108   $179   $321   $  807   $1,099
Working capital (deficit)...................................   158    319   (103)     260      221
Total assets................................................   198    365    910    1,886    3,362
Long-term obligations.......................................    70     72     --        7       --
Total shareholders' equity..................................    98    267     47      584      842


-------------------------

(1) Prior to 1997, WebTrends was an S Corporation and therefore did not pay federal or state corporate income taxes.



(2) See Note 1 of Notes to Financial Statements for the determination of shares used in computing basic and diluted net income per share. Net income per share data is not presented for any period prior to 1997 as WebTrends' capital structure prior to January 1, 1997 is not comparable to that existing in 1997. See Note 8 of the Notes to the Financial Statements.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion and analysis should be read in conjunction with "Selected Financial Data" and the Financial Statements and related notes thereto included elsewhere in this prospectus. The following "Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward-looking statements that involve risks and uncertainties, such as WebTrends' plans, objectives, expectations, and intentions. WebTrends' actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed below, those set forth under "Risk Factors," and elsewhere in this Prospectus.


OVERVIEW


     WebTrends Corporation provides comprehensive, integrated, scaleable, modular, and easy-to-use solutions that enable organizations to cost-effectively manage and report on their Internet-based systems. WebTrends was incorporated on August 31, 1993 and reorganized effective January 1, 1997. Prior to 1997, WebTrends was not taxable as an entity because the shareholders had elected to be taxed individually based on their percentage ownership of the outstanding common stock.



     Since the year ended December 31, 1996, WebTrends has generated most of its revenue from licensing its traffic analysis and management suite products and related support services. WebTrends' initial traffic analysis product, the WebTrends Log Analyzer, was introduced in February 1996 and is currently offered in version 4.5. In September and November 1997, respectively, WebTrends introduced its Enterprise and Professional Suite products. The Professional Suite integrates Web site traffic analysis with proxy server traffic analysis, link analysis, quality control, content management, as well as monitoring, alerting, and recovery. The Enterprise Suite enables users to manage more complex server configurations and to integrate Web site traffic analysis data with existing databases, permitting advanced, custom analyses. Both products are currently in version 3.0. In May 1998, WebTrends introduced the WebTrends Suite for Lotus Domino, which is the first software package on the market to offer full management, reporting, and analysis for Lotus Domino Web Servers. In June 1998, WebTrends introduced WebTrends for Firewalls and VPNs, which is a real-time solution to manage, report, and monitor firewall activity. In January 1999, WebTrends introduced the WebTrends Security Analyzer, which helps secure Internet servers and other Internet devices. Prior to 1996, WebTrends generated substantially all of its revenue from the license of its AuditTrack product and related products developed as solutions for managing Novell networks. WebTrends continues to sell AuditTrack, and revenue from this product represented approximately 13.2% of total revenue during 1998. It expects that revenue from its AuditTrack product will decrease both in absolute dollars and as a percentage of revenue as sales of its Internet products continue to increase.



     Software license revenue consists of fees for licenses of WebTrends' software products. Revenue allocated to software licenses is recognized upon delivery of software, assuming no significant obligations or customer acceptance rights exist. WebTrends generally provides a thirty-day right of return for each product sold. Estimated sales returns and allowances are recorded upon shipment of the product.



     WebTrends sells a portion of its products domestically and internationally through resellers. Revenue from sales to domestic resellers is managed directly by WebTrends, and it recognizes revenue from sales primarily at the time of shipment, net of estimated returns and allowances. Revenue from sales to international resellers is managed by a third party export management company and revenue is recognized upon sales from the reseller to a third party or end user.



     Support services revenue consists of annual subscriptions for upgrades, post customer support services. and professional services. Revenue allocated to subscriptions, which allow the subscriber to purchase the right to obtain upgrades, when and if available, are paid in advance and revenues are recognized ratably over the term of the subscription. Revenue allocated to professional services is recognized as the services are performed.



     WebTrends generates revenue through direct sales to end users and through its indirect distribution channels. Direct sales are generated by its telesales organization, direct field sales force, and through on-line sales. The indirect distribution channel includes distributors, resellers, and value added resellers. WebTrends also conducts joint marketing and distribution programs with certain strategic partners. It derives its international revenue primarily through its indirect distribution channel.



     Approximately 22.0% and 27.5% of WebTrends' total revenue for the years ended December 31, 1997 and 1998, respectively, was attributable to sales made outside the United States. It expects that international sales will continue to represent a significant portion of its total revenue. WebTrends' international sales are currently denominated in U.S. dollars. As a result, increases in the value of the U.S. dollar relative to foreign currencies could make its products more expensive and, therefore, potentially less competitive in those markets.



     WebTrends has recorded net deferred compensation of approximately $282,000 as of December 31, 1998, which represents the difference between the exercise price and the fair value of the shares of common stock issuable upon the exercise of stock options that were granted to employees in July and August 1998. The deferred compensation is being amortized over the vesting period of the stock options.



     Software development costs have been accounted for in accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. Under the standard, capitalization of software development costs begins upon the establishment of technological feasibility, subject to net realizable value considerations. To date, the period between achieving technological feasibility and the general availability of such software has been short; therefore, software development costs qualifying for capitalization have been immaterial. Accordingly, WebTrends has not capitalized any software development costs and charged all such costs to research and development expense.



     WebTrends has grown rapidly, with revenue increasing from $1.9 million in 1996 to $8.0 million in 1998. During this period, it has experienced continued profitability and, as of December 31, 1998, had retained earnings of $544,000. However, this growth rate and profitability may not be sustainable, and it should not be relied upon as predictive of future performance. WebTrends expects to continue to increase its expenditures in all areas in order to execute its business plan. In particular, WebTrends currently expects to expand its sales and marketing operations, expand its international distribution channels, increase its investment in product development, and improve its internal operating and financial infrastructure. As a result, it does not expect to increase profitability in line with revenue growth.



     WebTrends' prospects must be considered in light of the risks and uncertainties frequently encountered by companies in the early stages of development, particularly companies in new and rapidly evolving markets. WebTrends may not be successful in addressing such risks and difficulties or sustaining or increasing profitability in the future. See "Risk Factors -- WebTrends has a Limited Operating History and May Not Remain Profitable," "-- Our Rapidly Changing Market Increases Product Risk," and "-- Our Rate of Growth Strains Our System and Management Resources."


RESULTS OF OPERATIONS


     The following table sets forth certain historical operating information of WebTrends, as a percentage of total revenue, for the periods indicated.



                                                         YEAR ENDED DECEMBER 31,
                                                         -----------------------
                                                         1996     1997     1998
                                                         -----    -----    -----
Statement of Operations Data
  Revenue:
     Software licenses.................................   99.6%    94.6%    90.0%
     Support services..................................    0.4      5.4     10.0
                                                         -----    -----    -----
          Total revenue................................  100.0    100.0    100.0
  Cost of revenue......................................   11.0      7.2      7.9
                                                         -----    -----    -----
     Gross margin......................................   89.0     92.8     92.1
                                                         -----    -----    -----
  Operating expenses:
     Research and development..........................   21.6     26.1     27.6
     Sales and marketing...............................   29.6     37.7     45.5
     General and administrative........................   16.5     18.5     16.2
                                                         -----    -----    -----
          Total operating expenses.....................   67.7     82.3     89.3
                                                         -----    -----    -----
Income from operations.................................   21.3     10.5      2.8
Other income, net......................................    0.4      0.3      0.4
                                                         -----    -----    -----
Income before income taxes.............................   21.7     10.8      3.2
Income taxes...........................................     --      3.7      0.4
                                                         -----    -----    -----
Net income.............................................   21.7%     7.1%     2.8%
                                                         =====    =====    =====


REVENUE


     Total revenue increased from $1.9 million in 1996 to $4.1 million in 1997, and $8.0 million in 1998. The increases reflect year to year revenue growth of 117.4% and 97.5%, respectively.



     Software Licenses. Software license revenue represented 90% or more of total revenue for all periods reported. Software license revenue increased from $1.9 million in 1996, to $3.8 million in 1997, and $7.2 million in 1998. The increase in software license revenue from 1996 to 1997 is primarily attributable to the effect of a full year of sales of the WebTrends Log Analyzer in the year ended December 31, 1997. The increase in software license revenue from 1997 to 1998 results from the sales of additional products, including the WebTrends Professional Suite and WebTrends Enterprise Suite, introduced during late 1997, and WebTrends for Firewalls and VPNs, introduced in mid-1998.



     Support Services. Support services revenue increased from $7,000 in 1996, to $218,000 in 1997, and $802,000 in 1998, representing approximately 0.4%, 5.4%, and 10.0% of total revenues, respectively. The increases in support services revenue are primarily attributable to an increase in the installed base of customers over the comparable periods and the initiation of WebTrends subscription program in the fourth quarter of 1996.

COST OF REVENUE


     Cost of revenue includes product packaging, software documentation, duplication, labor, and other costs associated with handling, packaging, and shipping product, royalties associated with the sale of WebTrends' products, and costs associated with providing technical support and consulting services to customers. The cost of revenue increased from $205,000 in 1996, to $292,000 in 1997, and $633,000 in 1998. As a percentage of total revenue, the cost of revenue increased from 7.2% for the year ended December 31, 1997 to 7.9% for the year ended December 31, 1998. The increase in cost of revenue is primarily attributable to the hiring of additional customer support personnel to handle the increased demand from a larger installed base. As a percentage of total revenue, the cost of revenue decreased from 11.0% for the year ended December 31, 1996 to 7.2% for the year ended December 31, 1997. This decrease is primarily due to leveraging fixed costs across increased license revenue and greater material and shipping discounts associated with higher sales volume.


OPERATING EXPENSES


     Research and Development. Research and development expenses consist primarily of salaries and related costs associated with the development of new products, the enhancement of existing products, and the performance of quality assurance and documentation activities. Research and development expenses increased from $403,000 in 1996, to $1.1 million in 1997, and $2.2 million in 1998, representing 21.6%, 26.1%, and 27.6% of total revenues, respectively. The increases in research and development expenses, both in absolute dollars and as a percent of total revenue, are primarily attributable to the hiring of additional research and development personnel and, secondarily, costs related to supporting the development of new products and enhanced versions of existing products. During the year ended December 31, 1998, WebTrends released three new products. It continues to believe that significant investment in research and development is required to remain competitive in its markets, and therefore anticipates that research and development expenses will increase in absolute dollars in future periods, but may vary as a percent of total revenue.



     Sales and Marketing. Sales and marketing expenses consist primarily of salaries, trade shows, commissions, and advertising costs. Sales and marketing expenses increased from $553,000 in 1996, to $1.5 million in 1997, and $3.6 million in 1998, representing 29.6%, 37.7%, and 45.5% of total revenues, respectively. The increases in sales and marketing expenses are primarily attributable to the hiring of additional sales, marketing, and customer support personnel during the periods presented, including additional personnel required to support indirect distribution channels, and, to a lesser extent, increased spending on advertising and tradeshows. WebTrends expects that sales and marketing expenses will continue to increase in absolute dollars as it continues to expand its marketing programs and sales force to increase brand awareness, but they may vary as a percent of total revenue.



     General and Administrative. General and administrative expenses consist primarily of salaries and other personnel-related costs for executive, financial, human resource, information services, and other administrative personnel, as well as legal, accounting, and insurance costs. General and administrative expenses increased from $307,000 in 1996, to $749,000 in 1997, and $1.3 million in 1998, representing 16.5%, 18.5%, and 16.2% of total revenues, respectively. The increase in absolute dollars is primarily attributable to the hiring of additional accounting, administration, and information services personnel and, secondarily, increased costs for rent. WebTrends expects general and administrative expenses to increase in absolute dollars to support the anticipated sales and operations, but they may vary as a percent of total revenue.



INCOME TAXES



     Income taxes decreased from $151,000 for the year ended December 31, 1997 to $31,000 for the year ended December 31, 1998, primarily due to lower income from operations resulting from WebTrends' increased operating expenses during 1998 and from the utilization of research and development tax credits associated with its investment in developing new products. WebTrends was an S Corporation, and therefore paid no corporate income taxes prior to 1997. Income taxes for the year ended December 31, 1997 reflect an effective tax rate of approximately 34.4% of taxable income and is comprised of federal and state income taxes. Income taxes for the year ended December 31, 1998 reflect WebTrends' estimated consolidated tax rate for federal and state taxes of approximately 12.5% of taxable income.

SELECTED QUARTERLY FINANCIAL RESULTS


     The following table sets forth a summary of WebTrends' unaudited quarterly operating results for each of the eight quarters in the period ended December 31, 1998, as well as results expressed as a percentage of its total revenue for the periods indicated. This information has been derived from unaudited interim financial statements that, in the opinion of management, have been prepared on a basis consistent with the financial statements contained elsewhere in this prospectus and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information when read in conjunction with Financial Statements and notes thereto appearing elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.



                                                                              QUARTER ENDED
                                         ---------------------------------------------------------------------------------------
                                         MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                           1997       1997       1997        1997       1998       1998       1998        1998
                                         --------   --------   ---------   --------   --------   --------   ---------   --------
                                                                             (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA
Revenue:
  Software licenses....................   $  785     $  877     $  967      $1,208     $1,496     $1,661     $1,868      $2,181
  Support services.....................       22         42         66          88        125        168        221         288
                                          ------     ------     ------      ------     ------     ------     ------      ------
         Total revenue.................      807        919      1,033       1,296      1,621      1,829      2,089       2,469

Cost of revenue........................       76         87         49          80        129        149        167         188
                                          ------     ------     ------      ------     ------     ------     ------      ------
  Gross margin.........................      731        832        984       1,216      1,492      1,680      1,922       2,281
                                          ------     ------     ------      ------     ------     ------     ------      ------
Operating expenses:
  Research and development.............      181        200        238         440        456        512        639         604
  Sales and marketing..................      259        351        449         469        720        800        877       1,245
  General and administrative...........      130        176        196         247        292        329        356         323
                                          ------     ------     ------      ------     ------     ------     ------      ------
         Total operating expenses......      570        727        883       1,156      1,468      1,641      1,872       2,172
                                          ------     ------     ------      ------     ------     ------     ------      ------
Income from operations.................      161        105        101          60         24         39         50         109
Other income, net......................        1          3          3           4          5          8          9           7
                                          ------     ------     ------      ------     ------     ------     ------      ------
Income before income taxes.............      162        108        104          64         29         47         59         116
Income taxes...........................       55         37         35          24          3          6          7          16
                                          ------     ------     ------      ------     ------     ------     ------      ------
Net income.............................   $  107     $   71     $   69      $   40     $   26     $   41     $   52      $  100
                                          ======     ======     ======      ======     ======     ======     ======      ======
AS A PERCENTAGE OF TOTAL REVENUE
Revenue:
  Software licenses....................     97.3%      95.4%      93.6%       93.1%      92.3%      90.8%      89.4%       88.3%
  Support services.....................      2.7        4.6        6.4         6.9        7.7        9.2       10.6        11.7
                                          ------     ------     ------      ------     ------     ------     ------      ------
         Total revenue.................    100.0      100.0      100.0       100.0      100.0      100.0      100.0       100.0

Cost of revenue........................      9.4        9.5        4.7         6.2        8.0        8.1        8.0         7.6
                                          ------     ------     ------      ------     ------     ------     ------      ------
  Gross margin.........................     90.6       90.5       95.3        93.8       92.0       91.9       92.0        92.4
                                          ------     ------     ------      ------     ------     ------     ------      ------
Operating expenses:
  Research and development.............     22.4       21.8       23.0        33.9       28.1       28.0       30.6        24.5
  Sales and marketing..................     32.1       38.2       43.5        36.1       44.4       43.7       42.0        50.4
  General and administrative...........     16.1       19.1       19.0        19.1       18.0       18.0       17.0        13.1
                                          ------     ------     ------      ------     ------     ------     ------      ------
         Total operating expenses......     70.6       79.1       85.5        89.1       90.5       89.7       89.6        88.0
                                          ------     ------     ------      ------     ------     ------     ------      ------
Income from operations.................     20.0       11.4        9.8         4.7        1.5        2.2        2.4         4.4
Other income, net......................      0.1        0.3        0.3         0.3        0.3        0.4        0.4         0.3
                                          ------     ------     ------      ------     ------     ------     ------      ------
Income before income taxes.............     20.1       11.7       10.1         5.0        1.8        2.6        2.8         4.7
Income taxes...........................      6.8        4.0        3.4         1.9        0.2        0.3        0.4         0.6
                                          ------     ------     ------      ------     ------     ------     ------      ------
Net income.............................     13.3%       7.7%       6.7%        3.1%       1.6%       2.3%       2.4%        4.1%
                                          ======     ======     ======      ======     ======     ======     ======      ======

     During WebTrends' history, its operating results have varied on a quarterly basis and may fluctuate significantly in the future on a quarterly and annual basis as a result of a combination of factors. The second and third quarters of the year have been typically characterized by lower levels of revenue growth. This seasonal reduction in the rate of growth is due primarily to a general reduction in the amount and frequency of new sales in the European markets during the summer months. WebTrends expects this seasonality to continue, and it may result in lower revenue during those quarters. In addition to these seasonal fluctuations, factors that could cause WebTrends' quarterly operating results to fluctuate include:



     - The level of demand for its products;



     - The volume and timing of orders;



     - The level of product and price competition;



     - The ability to expand its domestic and international sales, and marketing organizations;



     - The ability to develop new and enhanced products;



     - The ability to attract and retain key technical, sales and managerial personnel;



     - The mix of distribution channels through which its products are sold;



     - The growth in the acceptance of, and activity on, the Internet, particularly by users within organizations;



     - The level of growth of intranets;



     - Customer budgets;



     - Foreign currency exchange rates; and



     - General economic factors.



     In addition, the amount of revenue associated with particular licenses can vary significantly based upon the number of products licensed and the number of devices involved in the installation. WebTrends establishes its expenditure levels for product development, sales and marketing and other operating expenses based, in large part, on its expected future revenue. WebTrends' expectations regarding future revenue may not be accurate. As a result, if revenues fall below expectations, operating results and net income are likely to be adversely and disproportionately affected because only a small portion of WebTrends' expenses vary with its revenue.



     WebTrends is also increasing its sales and marketing efforts focused on larger purchases by larger customers. Such transactions are generally more complex and may increase the length of WebTrends' average sales cycle. It anticipates that an increasing portion of its revenue could be derived from larger orders, in which case the timing of receipt and fulfillment of any such orders could cause fluctuations in its operating results, particularly on a quarterly basis.



     Due to the foregoing factors, WebTrends' operating results are difficult to forecast. It believes that period-to-period comparisons of its historical operating results are not meaningful and should not be relied upon as an indication of future performance. Also, WebTrends' operating results may fall below its expectations and those of securities analysts, or investors in some future quarter. In such event, the market price of its common stock would likely be materially adversely affected.

LIQUIDITY AND CAPITAL RESOURCES


     WebTrends has financed its operations primarily with cash from operations and loans and capital contributions from shareholders. As of December 31, 1998, it had working capital of approximately $221,000, compared to working capital of $260,000 at December 31, 1997.



     Net cash provided by operating activities was approximately $441,000 for the year ended December 31, 1996, $808,000 for the year ended December 31, 1997, and $866,000 for the year ended December 31, 1998. Net cash provided by operating activities resulted primarily from profitable operations, higher credit card sales volume, and increased accrued liabilities, partially offset by increased accounts receivable for the periods indicated.



     Net cash used by investing activities was approximately $156,000 for the year ended December 31, 1996, $270,000 for the year ended December 31, 1997, and $479,000 for the year ended December 31, 1998. Investing activities for the periods were primarily purchases of computer equipment and related software. At December 31, 1998, WebTrends had no material commitments for capital expenditures.



     Net cash used by financing activities was approximately $142,000 for the year ended December 31, 1996, $53,000 for the year ended December 31, 1997, and $95,000 for the year ended December 31, 1998. The use of cash was primarily for the repayment of loans made to WebTrends by its shareholders and the payment of shareholder dividends, partially offset by the private sale of stock during March 1997.



     As of December 31, 1998, WebTrends had approximately $1.1 million in cash and cash equivalents and a $750,000 bank line of credit with a major financial institution. The line of credit expires on April 30, 1999. Borrowings under the line generally are limited to 80% of WebTrends' eligible accounts receivable. Interest on the unpaid balance accrues at a rate of prime plus 0.25%. Borrowings under the line of credit are collateralized by WebTrends' accounts receivable, inventory, and general intangible assets, including its intellectual property rights. The line of credit agreement contains financial covenants, including the ratio of current assets to liabilities, and tangible net worth. As of December 31, 1998, WebTrends had a letter of credit for $225,000 outstanding against this line and was in compliance with all covenants. Since its inception, WebTrends has significantly increased its operating expenses. It anticipates that it will continue to experience significant growth in its operating expenses for the foreseeable future and that its operating expenses and capital expenditures will constitute a material use of its cash resources. In addition, WebTrends may utilize cash resources to fund acquisitions or investments in businesses, technologies, or product lines that are complementary to its business. WebTrends believes that the net proceeds to it from this offering, together with its current cash and cash equivalents, and funds expected to be generated from operations, will satisfy its anticipated working capital and other cash requirements for at least the next 12 months.


IMPACT OF THE YEAR 2000 COMPUTER PROBLEM

     The Year 2000 computer problem refers to the potential for system and processing failures of date-related data as a result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date represented as "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.


STATE OF READINESS OF THE COMPANY'S PRODUCTS


     All new products introduced by WebTrends will be Year 2000 compliant. It has been testing its existing products for use in the year 2000 and beyond. The results suggest that the following versions of its products, and later versions of such products, are Year 2000 compliant:


     - AuditTrack v 3.2

     - SmartPass v1.09

     - WebTrends Log Analyzer v 4.0a


     - WebTrends Professional Suite v3.0a



     - WebTrends Enterprise Suite v3.0a



     - WebTrends Suite for Lotus Domino v2.0a


     - WebTrends for Firewalls and VPNs v1.0


However, its testing does not cover every possible computing environment. Accordingly, some customers may have Year 2000 problems with products that WebTrends believes are Year 2000 compliant.



     Certain of WebTrends' customers may be using older versions of the above products. Problems encountered by such customers could be quickly remedied because of the availability of Year 2000 upgrades and updates for such products. In addition, WebTrends has not tested certain discontinued products that it no longer markets for Year 2000 compliance, some of which might still be in use. These discontinued products are not widely deployed. WebTrends expects that any customers that materially rely on such discontinued products will test them for Year 2000 compliance and notify WebTrends if there are problems. WebTrends' experience in developing Year 2000 compliant versions of its existing products, suggests that if it is required to correct Year 2000 problems in such discontinued products, it could do so without incurring material expenses.


STATE OF READINESS OF THE COMPANY'S INTERNAL SYSTEMS


     WebTrends may be affected by Year 2000 issues related to non-compliant internal systems developed by WebTrends or by third-party vendors. It has received assurances from its third-party vendors for all material systems in use by WebTrends that such systems are Year 2000 compliant. WebTrends is not currently aware of any Year 2000 problem relating to any of its internal, material systems. WebTrends plans to test all such systems for Year 2000 compliance by June 30, 1999. It does not believe that it has any material systems that contain embedded chips that are not Year 2000 compliant.



     WebTrends' internal operations and business are also dependent upon the computer-controlled systems of third parties such as suppliers, customers and service providers. It believes that absent a systemic failure outside the control of WebTrends, such as a prolonged loss of electrical or telephone service, Year 2000 problems at such third parties will not have a material impact on WebTrends. WebTrends has no contingency plan for systemic failures. WebTrends' contingency plan in the event of a non-systemic failure is to establish relationships with alternative suppliers or vendors to replace failed suppliers or vendors. Other than the previously described testing, and remedying problems identified by testing or from external sources, WebTrends has no other contingency plans or intention to create other contingency plans.

COST


     WebTrends does not separately track expenditures relating to Year 2000 compliance. Such expenditures are primarily absorbed within WebTrends' development organization. Based on its overall development expenditures and the amount of time people in the organization are spending on Year 2000 compliance, WebTrends believes that its spending on compliance to date has not been material. Furthermore, based on its experiences to date, and its assessment that all material internal systems and all currently marketed products are Year 2000 compliant, WebTrends does not anticipate that costs associated with remediating WebTrends' non-compliant products or internal systems will be material.


RISKS


     Any failure of WebTrends to make its products Year 2000 compliant could result in a decrease in sales of its products, an increase in allocation of resources to address Year 2000 problems of its customers without additional revenue commensurate with such dedication of resources, or an increase in litigation costs relating to losses suffered by WebTrends' customers due to such Year 2000 problems. Failures of the internal systems of WebTrends could temporarily prevent it from processing orders, issuing invoices, and developing products, and could require it to devote significant resources to correcting such problems. Due to the general uncertainty inherent in the Year 2000 computer problem, resulting from the uncertainty of the Year 2000 readiness of third-party suppliers and vendors, WebTrends is unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on its business, results of operations, and financial condition.



NEW ACCOUNTING PRONOUNCEMENTS



     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. This statement of position is effective for financial statements for fiscal years beginning after December 15, 1998. WebTrends does not expect that it will have a material impact on its consolidated financial statements.



     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard 133, "Accounting for Derivative Instruments and Hedging Activities." This standard establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. The standard also requires that changes in the derivatives' fair value be recognized currently in results of operations unless specific hedge accounting criteria are met. It is effective for fiscal years beginning after June 15, 1999. WebTrends does not expect it to have a material impact on its consolidated financial statements.



     In December 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-9, Modification of Statement of Position 97-2, Software Revenue Recognition, With Respect to Certain Transactions. This statement of position amends certain paragraphs of Statement of Position 97-2 to require recognition of revenue using the "residual method" in circumstances outlined in the statement of position. Under the residual method, revenue is recognized as follows: (1) the total fair value of undelivered elements, as indicated by vender specific objective evidence, is deferred and subsequently recognized in accordance with the relevant sections of Statement of Position 97-2 and (2) the difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements.

     Statement of Position 98-9 is effective for fiscal years beginning after March 15, 1999. Also, the provisions of Statement of Position 97-2 that were deferred by Statement of Position 98-4 will continue to be deferred until the date Statement of Position 98-9 becomes effective. WebTrends is in the process of evaluating the impact of Statement of Position 98-9.

                                    BUSINESS


     The following Business Section contains forward-looking statements that involve risks and uncertainties. WebTrends' actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this Prospectus.


OVERVIEW


     WebTrends is a leading provider of enterprise management and reporting solutions for Internet-based systems. WebTrends offers organizations a comprehensive set of solutions that are integrated, scaleable, modular, and easy-to-use. Its enterprise management products facilitate analysis and reporting of:



     - Web site traffic: the number of visitors to a Web site, the timing of visits, and other related characteristics;



     - Web site quality: errors that prevent a Web site's content from being displayed properly or efficiently;



     - Internet advertising campaigns: the number of visitors drawn to your Web site by particular Internet advertisements;



     - Web site content: information specific to particular Web site pages, such as the most popular pages on your Web site;



     - usage patterns: the order in which visitors see the pages on your Web site, and the Web sites most visited by an organization's employees;



     - e-commerce activities: information relating to the volume of business driven by your Web site, such as the number of visitors to a Web site's order entry page; and



     - return on investment: information relating to revenues and profits generated or costs saved from specific Internet expenditures.



WebTrends' solutions also help organizations manage their Internet infrastructure by providing valuable information about firewall activity, virtual private networks, and security vulnerabilities, as well as capacity requirements for the organization's computers and bandwidth requirements for the organization's communications lines. Its products have been specifically designed to enable organizations to centrally manage and administer multiple Internet-based systems across the enterprise regardless of the quantity or geographic locations of servers supporting those systems.



INDUSTRY BACKGROUND


EXPLOSIVE GROWTH OF THE INTERNET


     The Internet has grown in less than a decade from a limited research tool to a global network consisting of millions of computers and users. The Internet is expected to continue to grow rapidly. International Data Corporation estimates that the number of Internet users worldwide will grow from approximately 69 million in 1997 to 320 million in 2002. The U.S. Department of Commerce estimates that Internet traffic doubles every 100 days. The number of Internet Web sites is also growing rapidly. The number of Web sites detected by the Netcraft Web Server Survey increased from approximately 526,000 in November 1996 to approximately 1.6 million in November 1997, and to over 3.5 million in November 1998, reflecting annual growth exceeding 100%. Network Solutions, Inc., which estimates that it holds a 75% worldwide market share in domain name registrations, registered over 1.9 million new domains in 1998, nearly double the previous year.



     The growth of the Internet is primarily attributable to its value as a low-cost, open, and ubiquitous platform for communications and commerce. As a result of these attributes, organizations are increasingly embracing the Internet as a critical platform for communicating with key constituents and conducting business. Internally, many organizations have adopted Internet-based systems to facilitate communications among employees and to automate internal business processes. Many organizations are adding Web-based applications to increase sales, cut costs, and improve customer service. Customer-centric applications range from Web sites offering electronic brochures, to electronic acquisition of goods and services, and automated customer service and support. Organizations are making large investments in these applications to create meaningful and attractively presented content that informs, entertains, and communicates. Emerging applications now enable organizations to attract customers and build customer loyalty by offering dynamic, personalized content. Web-based applications for suppliers and distributors have also significantly improved business-to-business procurement, payment systems, and logistics planning. Entirely new businesses have emerged that have been developed specifically to exploit the unique characteristics of the Internet and e-commerce. Accordingly, International Data Corporation estimates that the volume of Internet commerce will increase from approximately $12 billion in 1997 to over $400 billion in 2002.



     Advertising revenue has also played an important role in the growth of the Internet. Attracted by increasing numbers of users, Internet-based businesses have developed that are supported primarily by advertising revenue. Traditional businesses have also realized incremental advertising spending from their Web sites. Jupiter Communications estimates that Internet advertising spending will grow from $1.9 billion in 1998 to $7.7 billion in 2002.



GROWTH OF INTERNET TECHNOLOGY, CONTENT, AND INFRASTRUCTURE



     Organizations are supporting their Internet-based systems by investing heavily in technology, content, and infrastructure. Forrester Research estimates that spending on software and services for e-commerce alone will exceed $5.6 billion in 1998 and $35 billion by 2002. The creation of Internet content continues to grow rapidly by any measure. For example, as of May 27, 1998, the AltaVista search engine had indexed more than 140 million Web pages, an increase of more than 40 million pages in the first five months of 1998. The Internet uses Web and specialized servers for different tasks and forms of communications. For example, specialized servers are used for Web browsing, mail, chat, news groups, file transfers, and audio and video streaming. A measure of the growth of the Internet infrastructure is the number of Web and other Internet servers that are installed. These servers are programs that respond to requests for information and manage data from back-end computing resources. According to International Data Corporation, the number of Web and other Internet servers installed will grow from approximately 6.3 million in 1998 to nearly 12 million in the year 2002.



     Two other important components of the Internet infrastructure are proxy servers and firewalls, which are network computers that are used to improve the performance of information gathering and to prevent unauthorized access to network resources, respectively. Firewalls are also used to implement virtual private networks. Virtual private networks facilitate secure communications within an organization among geographically dispersed employees by using encryption and security to provide the attributes of a private network while transporting information over the public Internet. International Data

Corporation expects the worldwide firewall market to grow from approximately $353 million in 1997 to $1.2 billion by the year 2000.


NEED FOR ENTERPRISE MANAGEMENT AND REPORTING SOLUTIONS FOR INTERNET-BASED
SYSTEMS


     As organizations have increased their reliance on the Internet, their fundamental challenge has been to ensure that their investments in Internet technology, content, and infrastructure are furthering their strategic goals. These organizations are increasingly looking for management and reporting solutions that track and control the effectiveness of their Internet-based systems by optimizing Internet advertising, measuring return on investment, monitoring performance, and determining usage patterns. Specifically, organizations need to track and optimize a user's experience on the organization's Internet sites, whether it be an employee, customer, or business partner. Organizations also must manage their investments in Internet advertising.


     Without effective management and reporting, Internet-based systems are unlikely to fulfill their strategic missions. A September 1998 Forrester Research survey of 25 new media executives and Web site design experts found that most of their Web sites did not provide enough information and suffered from reliability problems and quality issues, such as broken links and failed functions. Similarly, a 1997 survey from InfoWeek/Ernst & Young revealed a significant increase in security threats and insufficient resources to monitor network security.


     In order for management to optimize the effectiveness and value of Internet-based systems, such systems must fulfill the business needs of the critical functional areas within the organization. Examples include:


     - EXECUTIVE MANAGEMENT. How successful is the implementation of our Internet strategy? What is the return on investment?

     - MARKETING AND SALES. Which Web site visitors are purchasing our products and services? Is our advertising effective in bringing qualified prospects to our Web site?

     - INFORMATION TECHNOLOGY. Is our existing Internet infrastructure secure and does it have sufficient capacity? Are we providing reports to functional managers that enable them to effectively manage our Internet investment?


     - CUSTOMER SERVICE. Has our Web site reduced the volume and duration of telephone support calls? What are the most common support issues?



     - FINANCE. Are we allocating Internet-related expenditures correctly? How is our Internet strategy affecting employee productivity?



     Despite the widespread need for comprehensive, scaleable, and easy-to-use management and reporting solutions for Internet-based systems, there have been no solutions offering all of these capabilities. Several companies offer reporting and management tools designed for previous generations of computer networks that are still widely deployed. These traditional network management tools, however, are not designed specifically for the Internet and do not allow business managers to analyze Internet-specific activities and content effectively, increasing the likelihood that Internet investments will be misallocated. Another approach is to develop a custom application to analyze Internet data or to port Internet data to a database management system that can generate reports from user queries. These custom applications and database query tools, however, are not cost-effective solutions because of the volume and complexity of the underlying data. The few

Internet tools available are typically limited to particular needs, such as traffic analysis, security analysis, or quality analysis. Furthermore, certain stand-alone tools for traffic analysis are prohibitively expensive, yet do not scale to high volume Web sites. In addition, piecing together individual tools from different vendors for traffic analysis, security analysis, quality control, and other management functions into a complete solution is expensive, difficult to manage, and results in a confusing array of inconsistent user interfaces and report formats.


THE WEBTRENDS SOLUTION


     WebTrends offers a comprehensive solution of integrated, scaleable, and modular software products that enable organizations to cost-effectively manage and report on their Internet-based systems. Its enterprise management products facilitate analysis and reporting of Web site traffic, quality, content, usage, and e-commerce activities, as well as returns on investments from Internet-based systems and Internet advertising campaigns. WebTrends' solutions also help organizations manage their Internet infrastructure by providing valuable information about firewall activity, virtual private networks, and security vulnerabilities, as well as capacity and bandwidth requirements.


     The WebTrends solution has the following key benefits:


     Comprehensive Solution. WebTrends' products provide a comprehensive solution to important Internet management needs. As Internet technology has evolved and additional management requirements have become apparent, its modular architecture has enabled WebTrends to rapidly develop additional products and product enhancements to meet customer needs.



     Centralized Management. The WebTrends solution enables organizations to centrally manage and administer multiple Internet-based systems across the enterprise regardless of the quantity or geographic locations of servers supporting those systems. WebTrends' products analyze data from servers that run in numerous operating environments, including UNIX, Windows NT, NetWare, and others. Organizations can also use WebTrends' products to manage Web sites hosted by third parties such as Internet service providers.



     Scaleability and Performance. The WebTrends solution is capable of managing and reporting on high-traffic and distributed Internet-based systems. The WebTrends solution is designed to scale to the following environments:


     - A single system hosting up to 500 Web sites.


     - One Internet server spread across a 50-server cluster.



     - One Internet server or firewall generating over 40 million hits per day.



     - One Internet server or firewall generating log files exceeding 10 gigabytes per day.



     - One Internet server or firewall consisting of tens of thousands of Web pages.



     WebTrends products are designed to produce results quickly. For example, server logs can be analyzed in real time while transactions are being processed. In addition, results of traffic analyses can be stored using WebTrends' FastTrends caching technology, allowing customers to perform further analyses or reorganize results quickly.


     Comprehensive and Flexible Reporting. Each WebTrends product produces dozens of reports that can be customized for format and content. Reports can be generated in HTML for on-line browsing or in Microsoft Word or other formats for professional looking printed output.

     Ease of Use and Installation. WebTrends' solutions have features that make them easy to use, including fast installation, automatic detection of data sources such as server logs, and an award-winning user-interface consistent across all products. These features permit WebTrends' solutions to be used throughout an organization by marketing, sales, and financial managers, as well as Webmasters and other IT professionals.



     Open and Flexible. WebTrends solutions are designed to integrate with other systems. Data can be analyzed from numerous Internet system components developed by dozens of vendors. Results can be exported to either the Company's FastTrends cache or most database management systems. Internet service providers can use the WebTrends Internet service providers application programming interface to automate configuration for their own customers. Independent software developers can develop their own applications as cartridges that interface with the WebTrends framework.


STRATEGY


     WebTrends' objectives are to continue to lead and expand the market for enterprise management and reporting solutions for Internet-based systems. Key strategies to achieving these objectives include:



     Leverage Market Leadership to Build Brand Awareness. WebTrends believes it is the leading provider of enterprise management and reporting solutions for Internet-based systems. WebTrends has been able to accomplish this by being the first company to market a solution combining Web site traffic analysis -- a market in which WebTrends is the leader with almost three times the share of its next closest competitor according to a March 1998 International Data Corporation report -- with a variety of other products that enable organizations to manage several critical aspects of their Internet investments, such as firewall activity and virtual private networks. Fundamental to WebTrends' strategy has been its belief that enterprise management and reporting solutions for Internet-based systems require broad, integrated solutions that track not just Internet traffic, but also quality, performance, and security. Thus, WebTrends has, and will continue to leverage its market leadership to offer additional traffic analysis, security, e-commerce management, and other new products that enable organizations to manage the evolving needs of their Internet-based systems.



     Offer Comprehensive Internet Management Solutions. WebTrends intends to reinforce and aggressively market its existing position as the only vendor offering a comprehensive set of solutions for important Internet management needs. WebTrends believes that individuals within an organization making purchase decisions for Internet management and reporting solutions prefer a set of solutions that offer consistent features for installation, reporting format, user interface, and scaleability. It introduced its Enterprise and Professional Suites in 1997, its Server Cluster Add-on and Lotus Domino Suite in 1998, its Security Analyzer in January 1999, and has additional new products planned for 1999. It intends to continue to develop new features and products to meet the additional management demands that will arise as Internet usage and technologies evolve.



     Address Needs of Both IT Professionals and Other Business Managers. In addition to marketing its products to IT professionals on the basis of performance and technical capabilities, WebTrends' strategy is to market directly to the needs of business managers in such departments as sales and marketing, customer service, finances, and human resources. WebTrends' products enable these managers to make informed enterprise-wide management decisions. At the same time, it markets its products as the preferred solution for the IT professional to not only manage essential Internet issues such as network bandwidth, navigation, capacity, quality assurance, system availability, and security, but also increasingly to provide vital information to other managers across the enterprise.



     Exploit Architecture to Expand Product Line for Evolving Internet Systems. WebTrends' extensible, modular product architecture significantly reduces the design cycle, allowing it to bring new products and features to market on a frequent, timely basis. This strategy is critical because WebTrends must continue to provide management solutions for evolving Internet technologies. Since the introduction of its original Web site traffic analysis product in 1996, WebTrends has introduced five additional product offerings, with an additional three scheduled for introduction through June 1999.



     Aggressively Expand Channels and Geographic Scope of Sales. To increase the distribution and visibility of its products, WebTrends intends to continue to expand its domestic and international sales capabilities. It anticipates adding telesales and on-line sales resources and augmenting its field sales staffing and locations. WebTrends also intends to invest significant efforts in further developing its indirect channels with key value added resellers, distributors, resellers, original equipment manufacturers, Internet service providers, and other channel partners in both domestic and international markets.



     Continue to Offer Scaleable Solutions that Address All Segments of WebTrends' Market. WebTrends intends to reinforce its image as the leading provider of enterprise management and reporting solutions of Internet systems by continuing to offer a wide range of product choices and suite configurations at price points appropriate to the resources and requirements of a broad spectrum of business users. The speed, utility, and scaleability of WebTrends' products make them appropriate for the enterprise management and reporting needs of the largest Internet systems. Customers include large organizations managing networks of hundreds of servers as well as Internet service providers providing hosted Internet resource management to thousands of customers. In addition, WebTrends has provided its solutions to organizations that require information management for specific high-traffic Internet events such as NASA's Web site for the John Glenn shuttle mission that received over seven million hits on its most active day. All of these customers look to WebTrends' solutions for their ability to scale to the demands of large volumes of Internet users. At the same time, the price/performance attributes of WebTrends' products make them affordable and appropriate solutions for business users with more modest system requirements.



     Invest in Technology to Maintain Leadership and Product
Performance. WebTrends believes that its customers purchase its solutions primarily due to their superior performance characteristics. WebTrends' existing products offer superior reliability, high speed relative to other available solutions, a broad array of information reporting and analysis choices, and the ability to scale up to very high traffic requirements. WebTrends believes that the reputation of its existing products for performance will facilitate acceptance of additional products into its market. It intends to continue to devote substantial resources to the enhancement of its existing solutions and the development of new products as the demands of its market evolve.


PRODUCTS AND SERVICES

     WebTrends markets management suites, as well as stand-alone products for traffic analysis, security analysis, and firewall management.

MANAGEMENT SUITES AND TRAFFIC ANALYSIS

     WebTrends Professional Suite. WebTrends Professional Suite is an integrated enterprise solution that manages and reports on an organization's important Internet-related functions. It consists of four functional cartridges:


     1. Web Site Traffic Analysis: The Web Site Traffic Analysis Cartridge analyzes log files created by Web servers to provide valuable information concerning the site and the users that visit it. It is compatible with all significant Web servers and can analyze server log files that were created by the same computer running the WebTrends software, or that were created on remotely located computers. The Web Site Traffic Analysis Cartridge can produce separate analyses for each of multiple Web sites that share a single Web server. Traffic analysis reports answer questions such as:


     - How many qualified prospects are being drawn to the Web site by an advertising campaign?

     - Which search engines and portals are referring qualified prospects to the Web site?

     - Which pages are most popular? What changes can be made to the Web site to make the most popular pages easy to find?

     - How can the appearance of the Web site be improved in light of the most frequently used browsers and access speeds of our visitors?


     2. Proxy Server Traffic Analysis: The Proxy Server Traffic Analysis Cartridge enables real-time analysis of employee Internet usage. Proxy server traffic analysis reports answer questions such as:


     - What Web sites provide useful information to employees?

     - Which employees use the most resources?

     - How much time do employees spend browsing Web sites that are unrelated to their work?


     3. Link Analysis and Quality Control: The Link Analysis and Quality Control Cartridge detects broken links and other quality related problems on Web sites. Link analysis and quality control reports answer questions such as:


     - Does my Web site contain links to nonexistent Web pages?

     - Which Web pages are slow to load in a browser?

     - Does the Web site include duplicative images?

     4. Monitoring, Alerting, and Recovery: The Monitoring, Alerting, and Recovery Cartridge monitors devices such as servers, routers and databases, and both issues alerts by e-mail or pager and runs automatic recovery routines when failures are detected. Monitoring, alerting, and recovery reports answer questions such as:

     - What is the total downtime of our Internet-based system?

     - Which components in our Internet-based system have experienced the greatest number of failures?


     WebTrends Enterprise Suite. The WebTrends Enterprise Suite adds advanced capabilities to the WebTrends Professional Suite. The WebTrends Enterprise Suite includes the Company's DBTrends technology. DBTrends allows an IT professional to integrate Web traffic analysis results with data from the organization's existing databases for custom analysis of e-commerce and other advanced applications. The WebTrends Enterprise Suite also permits WebTrends analyses to be exported to most database management systems for archiving and historical analyses.



     WebTrends Log Analyzer. The WebTrends Log Analyzer is a stand-alone product that provides all of the capabilities of the Web Site Traffic Analysis Cartridge included in the WebTrends suites. The WebTrends Log Analyzer was the first product for managing Internet-based systems and is a popular choice for organizations that require an inexpensive, feature-rich solution for traffic analysis.



     WebTrends Enterprise Reporting Server for UNIX. The WebTrends Enterprise Reporting Server for UNIX is a Web site traffic analysis solution that runs on Sun's Solaris UNIX platform. It is designed to serve the needs of Internet service providers and enterprise customers by allowing multiple users concurrent, remote management and access to reports via Web browsers residing on any Windows, UNIX, or Macintosh client using HTML, Java, and ActiveX technologies. The WebTrends Enterprise Reporting Server for UNIX is currently under development. A prototype of the product exists and has been released to certain third-parties for testing and evaluation. The product is expected to be publicly released in the first quarter of 1999. WebTrends does not expect the remaining development to consume a material amount of resources. Aside from discussions with certain third-parties that are subject to non-disclosure agreements, this prospectus, and discussions relating to this prospectus, WebTrends has not publicized this product.



     WebTrends Server Cluster Add-on. The WebTrends Server Cluster Add-on enables the WebTrends Enterprise Suite to analyze multiple log files created by Web servers in a cluster -- a group of Web servers cooperating to provide high bandwidth and reliable access to a single Web site -- automatically reconstructing the correct time of arrival for each and every hit, to produce accurate Web traffic analysis reports. The WebTrends Server Cluster Add-on also reports how well the load is balanced across the servers in the cluster and how well a redirector device is distributing requests to servers that are installed in different geographic locations.


     WebTrends Suite for Lotus Domino. The WebTrends Suite for Lotus Domino contains the functionality of the cartridges of the WebTrends Professional Suite, with each cartridge customized for the Lotus Domino Web server environment.


     WebTrends CommerceTrends Add-on. The WebTrends CommerceTrends Add-on helps organizations manage their e-commerce and on-line advertising activities. The WebTrends CommerceTrends Add-on creates a profile of an organization's Internet-based advertising campaigns and expenditures and assigns a monetary value for individual Web site visitors by analyzing their activity and their interest in specific products or services. The Add-on supplements the existing capabilities of WebTrends Enterprise Suite relating to return on investment reporting by using the profile and traffic data to calculate the organization's return on investment from each advertisement, allowing the organization to make more effective advertising investments.



     The WebTrends CommerceTrends Add-on is currently in development. A prototype of the product has been developed, but has not been released to internal testers. It is expected to be released as an add-on product to the WebTrends Enterprise Suite during the first half of 1999. WebTrends does not expect the remaining development to consume a material amount of resources. Aside from this prospectus and discussions relating to this prospectus, WebTrends has not publicized this product.

     WebTrends Streaming Media Cartridge. The WebTrends Streaming Media Cartridge reports on traffic of audio and video servers available from RealNetworks, Inc. and Microsoft. Reports from this cartridge will identify the number of streams requested, the connection speeds for browsers, and the most popular content. This cartridge is currently in development. A prototype of this cartridge has been developed that is currently being tested internally. It is expected to be released as part of the WebTrends Enterprise Suite during the first quarter of 1999. WebTrends does not expect the remaining development to consume a material amount of resources. Aside from this prospectus and discussions relating to this prospectus, WebTrends has not publicized this cartridge.


SECURITY AND FIREWALL MANAGEMENT


     WebTrends for Firewalls and VPNs. WebTrends for Firewalls and VPNs is an enterprise management solution that provides information that enables organizations to manage bandwidth usage, security, employee usage of Web sites outside of the firewall, and traffic originating from outside the firewall. WebTrends for Firewalls and VPNs is compatible with firewall products from all of the leading firewall vendors including Check Point Software Technologies, Inc., Cisco Systems, Inc., Lucent Technologies Inc., and Network Associates. Firewall and VPN reports answer questions such as:



     - Have hackers tried to breach our security?



     - Does my Internet-based system have sufficient memory and disk capacity and communications bandwidth to service current traffic volume?


     - What errors are occurring during user sessions?


     - Which employees and departments use the most resources?



     WebTrends Security Analyzer. The WebTrends Security Analyzer helps secure Internet servers and other Internet devices by detecting security vulnerabilities and recommending fixes that decrease the likelihood of intrusions by hackers. An AutoSync capability updates the WebTrends Security Analyzer as system vendors discover new vulnerabilities. WebTrends offers Professional and Enterprise versions of this product as well as versions tailored for security consultants.


AUDITTRACK


     When WebTrends was founded in 1993, its business plan was to develop solutions for managing Novell networks. WebTrends continues to sell, support, and enhance AuditTrack, a solution for auditing activity on Novell network servers.

AWARDS

     WebTrends' products have received over 25 industry awards including the following:
--------------------------------------------------------------------------------


AWARD                      PRODUCT      DATE AWARDED                    DESCRIPTION
---------------------------------------------------------------------------------------------------
 Network World's Blue     WebTrends    December 1998     Received top score (8.45 out of 10.00
   Ribbon Award           Enterprise                     possible) of three Web management tools
                          Suite 3.0                      tested. Score was a weighted average of
                                                         scores in the following categories:
                                                         Monitoring and alerting, Site quality
                                                         analysis; Log file analysis; User
                                                         interface; Installation; and
                                                         Documentation.
---------------------------------------------------------------------------------------------------
 Network Computing        WebTrends    November 1998     Received top score (4.40 out of 5.00
   Editor's Choice Award  Enterprise                     possible) of 5 Web site management suites
                          Suite 2.1                      tested. Score was a weighted average of
                                                         scores in the following categories:
                                                         Analysis; Reporting; Ease of use;
                                                         Performance; and Price.
---------------------------------------------------------------------------------------------------
 Finalist, PC Computing   WebTrends    November 1998     One of two runners up among Internet Site
   1998 MVP Award         Professional                   Management products.
                          Suite 2.1
---------------------------------------------------------------------------------------------------
 Internet Commerce Expo,  WebTrends    September 1998    Awarded for achievement in the product
   Best of Class          Professional                   category of Analysis/Performance,
                          Suite                          Networking and Other Services.
---------------------------------------------------------------------------------------------------
 PC Magazine Editor's     WebTrends    March 1998        Received highest ranking for ease of use
   Choice                 Log                            and second highest ranking for power out
                          Analyzer                       of 11 Web Site Analysis tools considered.
                          4.0                            Evaluation was in the following
                                                         categories: Installation; Importing log
                                                         files; Generating reports; and Analysis
                                                         aids.
---------------------------------------------------------------------------------------------------
 VAR Business Magazine,   WebTrends    January 1998      One of two products to receive top overall
   VAR Business           Professional                   ranking of "A" out of 7 Web site
   Recommends             Suite                          management tools considered. Evaluation
                                                         was in the following categories: Ease of
                                                         installation; Ease of use; Site
                                                         management; Site tracking; Reports; and
                                                         VAR program.
---------------------------------------------------------------------------------------------------
 Software Publisher's     WebTrends    January 1998      One of five runners up in the category of
   Association CODIE      Professional                   Best Enterprise Management Tools and only
   Award Finalist for     Suite                          web site management product to be so
   Best Enterprise                                       recognized.
   Management Tools
---------------------------------------------------------------------------------------------------
 ZDNet Editor's Choice    WebTrends    December 1997     Both products received highest possible
   (Five Star Rating)     Log                            rating.
                          Analyzer
                          4.0 and
                          WebTrends
                          Professional
                          Suite 1.0
---------------------------------------------------------------------------------------------------


LICENSING AND PRICING


     All of WebTrends' products are licensed for use and are priced to be affordable to both large and small organizations. In general, WebTrends' products are licensed to be run on a single computer. WebTrends offers customers who license its products the option to purchase one-year subscriptions that permit users to download all new versions of the licensed product during the subscription period. Subscriptions are generally priced at 20% of the license fee. Changes to its pricing and licensing policies are periodically made as a result of competitive conditions and other factors. The following table lists end-user product prices as of January 1, 1999 (upgrade pricing and shipping and handling charges not shown). WebTrends offers reseller discounts, volume discounts, and occasional promotional pricing.



-------------------------------------------------------------------------------------------------------
PRODUCTS                                       SCOPE                         U.S.        INTRODUCTION
                                                                          LIST PRICE         DATE
-------------------------------------------------------------------------------------------------------
 MANAGEMENT SUITES AND TRAFFIC ANALYSIS
-------------------------------------------------------------------------------------------------------
 WebTrends Enterprise Suite                    500 virtual domains          $1,499      September 1997
-------------------------------------------------------------------------------------------------------
 WebTrends Professional Suite                  100 virtual domains          $  599      November 1997
-------------------------------------------------------------------------------------------------------
 WebTrends Log Analyzer                        50 virtual domains           $  399      February 1996
-------------------------------------------------------------------------------------------------------
 WebTrends Enterprise Reporting Server for     1 server/5 user             $2,999*      1st Qtr. 1999
   Unix                                        Additional 5 user pack      $  999*
                                               Additional server           $  999*
-------------------------------------------------------------------------------------------------------
 Server Cluster Add-on                         Each additional server       $  999      August 1998
-------------------------------------------------------------------------------------------------------
 WebTrends Suite for Lotus Domino              500 virtual domains          $  999      May 1998
-------------------------------------------------------------------------------------------------------
 CommerceTrends Add-on                         TBD**                        TBD**       2nd Qtr. 1999
-------------------------------------------------------------------------------------------------------
 SECURITY AND FIREWALL MANAGEMENT
-------------------------------------------------------------------------------------------------------
 WebTrends for Firewalls and VPNs              Each firewall                $1,499      June 1998
-------------------------------------------------------------------------------------------------------
 WebTrends Security Analyzer                   255 IP Addresses             $1,499      January 1999
                                               Unlimited IP Addresses       $4,999
-------------------------------------------------------------------------------------------------------


-------------------------

*  Projected



** To Be Determined


PRODUCT ARCHITECTURE AND TECHNOLOGY


     The focus of product development at WebTrends is to bring new products as well as new versions of existing products to market quickly in order to keep pace with the rapid evolution of Internet technologies and increasing customer demands. WebTrends devotes a substantial portion of its resources to developing new products. Research and development expenses were approximately $403,000 in 1996, $1.1 million in 1997, and $2.2 million in 1998. WebTrends has recruited a product development team experienced in bringing quality products to market on-time. As of December 31, 1998, the Company's product development team consisted of 27 employees with responsibilities that include software engineering, quality assurance, and technical writing. This team is currently developing new versions of most of the existing products as well as new add-ons for analyzing e-commerce and on-line advertising activities and a new cartridge for managing streaming audio and video Internet servers.

[WEBTRENDS ILLUSTRATION]


     WebTrends' product architecture and technologies, as shown in the above diagram, provide significant competitive advantages. The architecture consists of application cartridges atop a shared foundation of base technologies. The application cartridges request services from the foundation, where most of the code is located, through a well-defined set of conventions called an application programming interface. This shared foundation shortens the product development cycle because the shared components do not have to be redeveloped for each new application cartridge. In addition, enhancements to the foundation, such as improving the speed of the report generator, benefit all cartridges.


     Some of the important base technologies are:

     Scheduler. The Scheduler automatically runs analyses and reports at specified times and intervals, without the presence of an operator.


     User-Interface Framework. WebTrends improves the usability of its products by presenting a consistent look and feel to the end-user.



     Reporting Engine. WebTrends' Reporting Engine permits customers to customize the reports generated by the application cartridges. In addition, many reports can be generated in HTML, Microsoft Word, Microsoft Excel, and other standard formats.


     Language Editor. A language editor is built into the products that facilitates customizing the product for international use.


     WebTrends has numerous additional technologies and product features, including the following:



     Direct Analysis of Server Logs. WebTrends' products can analyze server logs as they are created or at scheduled times. In either case, the server logs are read and analyzed in a single pass. WebTrends believes that the alternative approach of first importing the log data into a database management system and then analyzing the data is slow and costly.



     FastTrends Cache. The FastTrends technology stores the results of an analysis allowing customers to quickly perform further analysis or reorganize the results in meaningful ways. FastTrends contributes to the scaleability of WebTrends' products by efficiently handling large amounts of data.

     64-bit Technology. WebTrends has implemented 64-bit technology to permit its products to analyze log files containing more than four gigabytes of data. WebTrends' products are compiled to run on 32-bit processors.



     Standard Programming Languages. WebTrends' engineers develop software using C and C++ programming languages to produce fast, scaleable products. Standard programming languages also ease porting the technology to new operating environments.



     Remote Analysis. WebTrends' products need not reside on the server being analyzed. Server logs can be exported to the system where the product resides or can be remotely accessed.



     Compatibility with Database Management Systems. WebTrends' products can obtain data from databases that are compatible with the popular Open DataBase Connectivity standard. In addition, the results of analyses can be exported to such databases.



     Information Gathering. The registration engine built into WebTrends' products collects detailed customer information. The products also have a customer feedback feature that encourages customers to communicate with WebTrends. Information from both of these sources is used for sales leads and as input for the next round of product upgrades and improvements.


SERVICES AND SUPPORT


     WebTrends provides technical support to its registered users by telephone, e-mail, and on its Web site. Products are easy to install and use, and WebTrends also maintains an extensive database of support information on its Web site, all of which enables the support organization to operate efficiently and increases customer loyalty and satisfaction.



     WebTrends intends to continue to enhance its services capabilities. Its recently-formed professional services organization will provide end-user implementation and training, certification and training for third-party service providers and resellers, and management and reporting for high-traffic Internet events and seminars. WebTrends also relies on value added resellers and Internet service providers that distribute and promote its products to provide similar services.


CUSTOMERS


     As of December 31, 1998, WebTrends had licensed over 50,000 products to over 20,000 customers. Some of its customers are Internet-based businesses that were specifically formed to take advantage of emerging Internet opportunities. However, the bulk of its customers are traditional companies from all segments of the economy that are developing new applications and porting existing applications to the Internet. WebTrends' products are used by over one-third of the Fortune 500, but are also affordable to small organizations.



     An important customer segment is Internet service providers that sell Web site hosting services. Several of these Internet service providers use WebTrends' products to perform WebTrends' analyses on their customers' Web sites as an added service. Some of the Internet service providers' own customers have become WebTrends' customers to do more sophisticated analyses in-house or to analyze other in-house, Internet servers.

Representative customers include:

TECHNOLOGY
Cisco Systems
Compaq Computer
Dell Computer
EDS
Hewlett-Packard
IBM
Intel
Siemens

TELECOMMUNICATIONS
AT&T
Ameritech
Bell Atlantic
British Telecom
GTE

PUBLIC SECTOR
City of San Jose
NASA
University of Illinois

U.S. Air Force

U.S. Dept. of Labor

U.S. House of Representatives

INTERNET SERVICE PROVIDERS
@Home
Cable and Wireless
DIGEX
NETCOM
Prodigy
PSINet
Verio

MEDIA
BBC
Dow Jones & Company
NBC
Playboy Enterprises
Washington Post

MANUFACTURING
Boeing
Caterpillar
DaimlerChrysler
Eastman-Kodak
Ford Motor Co.
Pharmacia & Upjohn
INTERNET COMPANIES
InfoSeek
Netscape
Peapod
USWeb
UUNet

FINANCIAL SERVICES
American Express
BankAmerica
Chase Manhattan
Dun and Bradstreet
Union Bank

TRANSPORTATION
Air New Zealand
Alaska Airlines
American Airlines
Greyhound Lines
KLM Royal Dutch Airlines

CASE STUDIES


DIGEX Incorporated -- Internet Service Provider Managing Web Sites for its Customers



     DIGEX is a leading national Internet carrier that hosts and manages hundreds of Web sites and firewalls for companies including America's Health Network and Nike. DIGEX derives competitive advantage from its sophisticated Web site management organization that includes 250 employees.


     In August 1997, DIGEX initiated an engineering effort to evaluate Web site reporting and analysis solutions to provide management reports to its customers. After running a full battery of tests and comparing several competing traffic analysis solutions, DIGEX decided to standardize on a single traffic analysis software package to avoid the difficulties and expense in providing world-class support on a variety of different applications.


     DIGEX selected WebTrends' products because of their industry-leading functionality, high quality, attractive prices, and ease of use. WebTrends' support for server clusters and ability to perform with little to no demand on the Web servers during peak hours were also critical. For example, the WebTrends Log Analyzer generates reports between 1 a.m. and 2 a.m. daily for one of DIGEX's largest customers whose site runs on a cluster of nine Web servers each producing a 200 megabyte log file each day.



     DIGEX cites three key benefits from its use of WebTrends' products:



     - Increased Customer Satisfaction: DIGEX is experiencing improved customer retention because customers are more satisfied with their overall hosting solution.

     - Reduced Cost: DIGEX estimates that it is saving $200,000 per year, compared to when it was supporting multiple reporting packages.

     - Increased Competitiveness: DIGEX's ability to deliver industry-leading reporting functionality provides a competitive advantage over Web-hosting competitors.

     Since standardizing on WebTrends, DIGEX has installed hundreds of copies of WebTrends' products.


Cable & Wireless USA -- Internet Service Provider Keeping Up With Customer
Demands


     Cable & Wireless owns and operates one of the world's premier Internet networks. Its Internet Solutions Center manages mission-critical Web sites for hundreds of global corporations. In May 1998, after extensive testing and evaluation of off-the-shelf packages, the Internet Solutions Center decided to replace its internally developed management applications with the WebTrends Enterprise Suite. WebTrends Enterprise Suite met all of the Internet Solutions Center's evaluation criteria including maintaining all of the existing functionality of the internally developed applications and handling its largest Web sites reliably.


     The Internet Solutions Center installed WebTrends Enterprise Suite onto numerous processing servers dedicated to running WebTrends software. Log files from hundreds of Web Sites are moved to these processing servers each night by 2 a.m. The WebTrends Enterprise Suite automatically detects the type of each log file, then creates up to 33 reports for each Web site, processing approximately three gigabytes of data. By morning, daily and month-to-date reports are created for every customer and are available on a reporting server via a Web browser.



     Cable & Wireless has seen three clear benefits from the WebTrends solution:



     - Increased Customer Satisfaction: Cable & Wireless customers are receiving the reports they need, on a timely basis, to manage their businesses. Requests to Cable & Wireless from its customers for customized reports have significantly decreased.



     - Lowered Operating Cost: Operational support effort has been reduced from about 25 hours per week to about 10 hours per week, saving about $30,000 annually.



     - Eliminated Development Costs: Two software developers who were developing enhancements to the Internet Solutions Center's internally-developed management software have been redeployed, saving about $200,000 annually.



Pharmacia & Upjohn -- Managing a Global Intranet



     Pharmacia & Upjohn is a pharmaceutical and healthcare company with offices in 54 countries and over 30,000 employees. Pharmacia & Upjohn used Internet technology to develop an internal use network for communication of company information and news that generates over 13 million hits per month to 400,000 Web pages housed on 50 geographically dispersed servers. Using WebTrends Professional Suite, Pharmacia & Upjohn's Webmaster analyzes and monitors the entire worldwide network from a single workstation in his office. Analyses are scheduled for automatic execution and the reports are made available on the network where they are regularly reviewed by 50 to 100 managers. The WebTrends solution has benefited Pharmacia & Upjohn in the following ways:


     - Improved Design: Frequently accessed information has been made easier to find. Certain low-traffic pages have been deleted.

     - Increased Availability: E-mail messages or pager messages are automatically sent when a server is down, reducing recovery delays.


     - Facilitates Capacity Planning: Overall usage trends permit Pharmacia & Upjohn to anticipate needs and upgrade servers and communications facilities before network performance degrades.



     - Reduced Overhead: The WebTrends' scheduler automates many of the management activities. Furthermore, functional management is able to review and customize their own reports reducing the stress on the IT organization.



SALES, MARKETING, AND DISTRIBUTION



     WebTrends conducts a number of marketing programs to promote its brand and to support the sale and distribution of its products. These programs are designed to inform existing and potential resellers and end-user customers about the capabilities and benefits of its products. Marketing activities include: press relations; publication of technical and educational articles in its on-line magazine, WebTrends Corporation Alert; participation in industry trade shows; product/technology conferences and seminars; Web-based and traditional advertising; development and distribution of literature; and maintenance of the WebTrends Web site. It also conducts joint marketing and distribution with strategic partners, including:


     - Oracle: Distributes trial versions of Web site management products with Oracle's Internet Application Server.

     - Netscape: Sells WebTrends' products through its Software-Depot Store e-commerce Web site.


     - Microsoft: WebTrends promotes its products at the microsoft.com Web site and at the Microsoft Partners' Pavilion at selected trade conferences.


     - Check Point Software: Distributes trial versions of WebTrends' products from its Web site and partner for marketing, advertising, and trade show activities.


     - Hewlett-Packard: Promotes WebTrends' products on the HP Covision Web site as a strategic part of an integrated solution for electronic business.



     Many of WebTrends' sales leads are generated from its own Web site, which is often a customer's first contact with WebTrends. The Web site contains extensive product information and sales literature. The Web site also has an on-line purchasing capability. Many visitors download free trial versions of WebTrends' products from the Web site. Customers can purchase the product during the trial period. For 1998, on-line sales accounted for approximately 18% of WebTrends' revenue.



     In addition to on-line sales, the sales force consists of a telesales organization and a direct field sales organization. The telesales organization responds to incoming inquiries generated by advertising and marketing activities. Telesales representatives also initiate calls to contact customers who download trial software from the Web site, and offer new products to existing customers. Data from software downloads and license registrations are used to identify volume licensing opportunities that are generally referred to a direct field sales representative or a value added reseller. As of December 31, 1998, the telesales organization consisted of one manager and ten sales representatives.



     The direct field sales organization is focused on large enterprises and strategic sales. Strategic sales efforts are targeted at Internet service providers, Internet-based companies, and other organizations with significant on-line presences. By selling its solutions to the perceived Internet technology leaders, WebTrends believes it enhances its own brand image. As of December 31, 1998, the direct field sales organization consisted of five sales representatives. WebTrends plans to grow its direct field sales force and base more of its direct field sales representatives in their respective geographic territories in 1999. In 1998, direct sales, excluding on-line sales, accounted for approximately 51% of WebTrends' revenue.



     WebTrends' domestic, indirect distribution channel consists of numerous resellers and a value added reseller program. WebTrends relies on the value added reseller program not only to expand sales but also to meet the demand for value-added services related to the installation and use of its products. Recently it established national distribution relationships with Merisel and Ingram. WebTrends expects that its resellers and value added resellers will acquire product through Merisel, Ingram, or other distributors in the future. As of December 31, 1998, WebTrends employed three value added reseller partner managers to establish new value added resellers and manage relationships with existing value added resellers and one reseller manager to manage relationships with new and existing resellers. In 1998, indirect sales, both domestic and international, accounted for approximately 31% of WebTrends' revenue.



     WebTrends has a nonexclusive relationship with a third-party export management company to establish indirect distribution channels outside of the United States. The export management company is responsible for shipment of products to the international distributor, reseller, or value added reseller and for all documentation of such export shipments. International resellers and value added resellers are responsible for the localization of reports, marketing materials and packaging in the countries where they distribute WebTrends' products. In 1998, international sales, both direct and indirect and primarily from European markets, accounted for approximately 28% of WebTrends' revenues.


COMPETITION


     See "Risk Factors -- WebTrends' Market is Highly Competitive."



PROPRIETARY RIGHTS



     WebTrends relies on a combination of copyright, trade secret, patent, trademark, confidentiality procedures, and contractual provisions to protect its proprietary rights. WebTrends' software, documentation and other written materials are provided limited protection by international and United States copyright laws. WebTrends licenses its products in object code format for limited use by customers. It treats the source code for its products as a trade secret and requires all employees and third-parties who require access to the source code to sign non-disclosure agreements.



     WebTrends currently has two pending United States patents that seek to protect inventions underlying the FastTrends cache and server cluster analysis technology, respectively. WebTrends is in the process of preparing an additional United States patent application. WebTrends does not have any issued patents.



     WebTrends has developed and published a log format for firewall data that it hopes to establish as a standard. WebTrends may develop additional formats to facilitate the standardization process for enterprise management of Internet and intranet servers. It permits such formats to be implemented by vendors of servers and other Internet products, and by competing enterprise management software companies.

     WebTrends has registered the trademark AuditTrack in the United States. It has applied for United States trademark registrations for the following:
AlertTrack, ClusterTrends, CommerceTrends, DBTrends, FastTrends, FireTrends, Manage Your WWWorld, SmartPass, WebTrends, and WWWorld. Certain of these marks are also protected in other jurisdictions. See "Risk Factors -- We May be Unable to Protect Our Intellectual Property Rights" and "-- Others May Bring Infringement Claims Against Us."


EMPLOYEES


     As of December 31, 1998, WebTrends had 78 employees, including 37 in sales, marketing, and customer support, 27 in research and development, and 14 in finance and administration. All of the employees were located at its headquarters in Portland, Oregon, except for three sales representatives. None of the employees is represented by a labor union. WebTrends has experienced no work stoppages and believes its relationships with its employees are good.


FACILITIES


     WebTrends is headquartered in Portland, Oregon, where it leases approximately 22,000 square feet pursuant to a recently executed five-year lease. Pursuant to the new lease, WebTrends will occupy an additional 15,000 square feet by July 1999. WebTrends has sales offices in Boston, Massachusetts and Houston, Texas.


LEGAL PROCEEDINGS


     WebTrends is not currently a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS, AND KEY PERSONNEL


     The executive officers, directors, and key personnel of WebTrends, and their ages and positions, are as follows:



              NAME                AGE                    POSITION
              ----                ---                    --------
Elijahu Shapira.................  33     Chairman of the Board and Chief
                                         Executive Officer
W. Glen Boyd....................  31     President, Chief Technical Officer, and
                                         Director
James T. Richardson.............  51     Vice President, Chief Financial Officer,
                                         and Secretary
Gregory D. Applegate............  38     Vice President of Sales
Daniel J. Meub..................  45     Vice President of Marketing
Michael Burmeister-Brown........  40     Director
John W. Ryan....................  37     Director
Srivats Sampath.................  39     Director
John D. Teddy...................  34     Vice President of Research & Development



     There are no family relationships among any of the directors, executive officers, or key personnel of WebTrends.



     Elijahu Shapira is a co-founder of WebTrends and has served as its Chief Executive Officer since December 1997 and as a director since September 1993. From September 1994 to November 1995 and from November 1996 to December 1998, he served as its Vice President and Secretary. Mr. Shapira has 14 years of experience in the software industry. From June 1991 to September 1994, Mr. Shapira was the Product Development Manager for the AntiVirus product line of Central Point Software, an anti-virus software development company that was acquired by Symantec Corporation in 1994. From March 1987 to October 1990, Mr. Shapira was the Vice President of International Business Development for Carmel Software Engineering, a company specializing in network security and encryption products.



     W. Glen Boyd is a co-founder of WebTrends and has served as its President since December 1996, as its Chief Technical Officer since December 1997, and as a director since September 1993. Mr. Boyd served as the President of WebTrends from September 1993 to November 1995 and as its Vice President and Secretary from November 1995 to December 1996. Mr. Boyd has more than 12 years of experience in the software industry. Prior to co-founding WebTrends in 1993, from October 1990 to January 1993, Mr. Boyd was a Section Manager for the AntiVirus, Commute, and PCTools product lines of Central Point Software.



     James T. Richardson has served as WebTrends' Vice President and Chief Financial Officer since July 1998 and as Secretary since December 1998. From April 1994 to December 1997, Mr. Richardson served as the Senior Vice President of Corporate Operations and Chief Financial Officer of Network General, a producer of networking software that merged with McAfee Associates in December 1997 to form Network Associates. From July 1992 to April 1994, Mr. Richardson served as the Vice President of Finance and Chief Financial Officer of Logic Modeling Corporation, an electronic design automation software company that merged with Synopsys, Inc. in February 1994. From

November 1989 to June 1992, Mr. Richardson served as the Vice President of Finance and Administration and as Chief Financial Officer of Advanced Logic Research, a manufacturer of personal computers. Mr. Richardson has served in various management positions in the high-technology industry since 1977.


     Gregory D. Applegate has served as WebTrends' Vice President of Sales since April 1998. From December 1996 to April 1998, Mr. Applegate served as the Vice President of Sales of OrCAD Inc., an electronic design automation software company. From October 1993 to November 1996, Mr. Applegate served in a variety of other management roles at OrCAD. Prior to his employment with OrCad, Mr. Applegate served in sales and management positions at INTERSOLV, Inc., an enterprise solution and software management company.



     Daniel J. Meub has served as WebTrends' Vice President of Marketing since December 1998. From December 1996 to October 1998, Mr. Meub served as the President and Chief Executive Officer of Adaptive Solutions Inc., a supplier of forms processing software and imaging solutions for the health care and governmental markets that filed a voluntary petition under Chapter 7 of the United States Bankruptcy Code due to insolvency. From January 1995 to November 1996, Mr. Meub served as the Executive Vice President of Marketing and Product Development of Now Software Inc., a supplier of time management and utility software. From February 1993 to June 1994, Mr. Meub served as the Vice President/General Manager of the Desktop Product Group of Central Point Software. From November 1991 to February 1993, Mr. Meub served as the Vice President of Marketing and Development of Calera Recognition Systems, a character recognition software development company. Mr. Meub has served in a variety of sales and marketing roles since 1976.



     Srivats Sampath has served as a director of WebTrends since January 1998. Since July 1998, Mr. Sampath has served as the Vice President of Worldwide Marketing of Network Associates, a provider of security and management solutions for enterprise networks. From June 1996 to December 1997, Mr. Sampath served as the Vice President of Product Marketing for Netscape Communications, a provider of Internet software and services. From June 1993 to June 1996, Mr. Sampath served as the President and Chief Executive Officer of Discussions Corporation, a company that he founded to develop e-mail based groupware solutions. From 1984 to 1991, Mr. Sampath managed the LAN Enhancement Operations and Microcomputer Communications Division of Intel Corporation. Mr. Sampath has over 15 years of experience serving in management and executive roles in the computer industry.



     John W. Ryan has served as a director of WebTrends since January 1998. Since January 1997, Mr. Ryan has served as the President of J Ryan & Associates, a provider of high technology marketing and sales consulting services. From September 1995 to January 1997, Mr. Ryan served as the Vice President of Marketing Strategy and Programs for Tivoli Systems, a systems management division of IBM. From April 1994 to September 1995, Mr. Ryan served as the Vice President of Marketing for Mergent International, a producer of security software. From December 1990 to April 1994, he served as the director of a business unit for Central Point Software. Mr. Ryan has 15 years of experience in executive level and senior management roles in the computer industry.



     Michael Burmeister-Brown has served as a director of WebTrends since October 1996. Since July 1997, Mr. Burmeister-Brown has served as a software engineer at Yahoo!, Inc., a company that provides services as a Web portal. Since May 1992, Mr. Burmeister-Brown has also served as the President of Second Nature Software, a software development company. From 1981 to 1991, Mr. Burmeister-Brown served in various executive management roles, including President, Chief Executive Officer, and Chief Technology Officer, for Central Point Software, a company he founded in 1981. Mr. Burmeister-Brown has 16 years of experience in senior management roles in the computer industry.



     John D. Teddy has served as WebTrends' Vice President of Research & Development since November 1998. From April 1997 to November 1998, Mr. Teddy served as the Vice President of Engineering and Director of Engineering for Cybermedia, Inc., a software development company. From April 1994 to April 1997, Mr. Teddy served as the Chief Architect and Senior Development Manager for Symantec, where he helped create software such as PCTools, Norton Navigator, and CrashGuard. From October 1991 to April 1994, Mr. Teddy served as a Senior Development Manager of Central Point Software.


CLASSIFIED BOARD; REMOVAL OF DIRECTORS


     WebTrends' bylaws provide that if the number of directors is increased to six or more, the board of directors will, at the next annual meeting of shareholders, be divided into three classes, each of which will serve for a staggered three-year term. Currently, the board is comprised of five directors, each serving a one-year term. The articles of incorporation provide that a director may be removed only for cause. The bylaws provide that a director may be removed at a special meeting of the shareholders specifically called for that purpose, and the meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the director by a vote of the holders of a majority of the shares then entitled to vote on the election of directors.


BOARD COMMITTEES

     WebTrends maintains two standing committees, an Audit Committee and a Compensation Committee.


     Audit Committee. In December 1998, the board of directors formed the audit committee for the purpose of reviewing WebTrends' internal accounting procedures and consulting with and reviewing the services provided by WebTrends' independent public accountants. Messrs. Sampath and Burmeister-Brown constitute the audit committee.



     Compensation Committee. In December 1997, the board of directors formed the compensation committee. The compensation committee reviews and recommends to the board the compensation and benefits of all WebTrends' officers and reviews general policy relating to compensation and benefits of employees. The compensation committee also administers WebTrends' stock option plans and will administer its stock purchase plan upon completion of this offering. Messrs. Shapira, Burmeister-Brown, and Ryan constitute the compensation committee.


COMPENSATION OF DIRECTORS


     Directors do not currently receive cash compensation for services rendered as members of the board of directors. WebTrends does, however, reimburse the directors for certain reasonable expenses incurred in connection with their attendance at board and committee meetings.



     In August 1998, WebTrends entered into a consulting agreement with J Ryan & Associates, a company founded by Mr. Ryan. Consulting services pursuant to the agreement include assistance related to WebTrends' North American distribution channels and its overall market positioning and planning. WebTrends has paid Mr. Ryan $45,000, and in August 1998, granted Mr. Ryan an option to purchase 7,500 shares of common stock at an exercise price of $1.82 per share. The shares vest yearly over a four-year period. See "Certain Transactions."


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     Prior to December 1997, WebTrends board of directors did not maintain a standing compensation committee, and the entire board, including Messrs. Boyd and Shapira, participated in all decisions regarding compensation of its executive officers. In December 1997, the board formed the compensation committee and appointed Messrs. Burmeister-Brown, Ryan, and Shapira as committee members. Mr. Shapira serves as the Chairman of the Board and Chief Executive Officer of WebTrends. Messrs. Burmeister-Brown and Ryan are not employees or officers or former employees or officers of WebTrends. No executive officer of WebTrends serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of WebTrends' board of directors or compensation committee.



     In November 1996, Messrs. Boyd and Shapira each extended a $300,000 line of credit to WebTrends to provide working capital. In March 1997, WebTrends borrowed $125,000 from each of Messrs. Boyd and Shapira under the line of credit and issued them promissory notes. The notes bear interest at 5% per annum and mature in December 1997. In August 1998, the payment terms of these notes were amended to provide that payments in amounts not less than $25,000 per quarter would be made on each promissory note until the entire principal and accrued interest is paid in full. WebTrends has made two quarterly payments totalling $60,858 to each of Messrs. Boyd and Shapira as of December 31, 1998.


EXECUTIVE COMPENSATION


     The following table summarizes the compensation paid to WebTrends' Chief Executive Officer and its other executive officers whose salary and bonus exceeded $100,000 for services rendered to WebTrends in all capacities during fiscal 1998 (collectively, the "Named Executive Officers").


                           SUMMARY COMPENSATION TABLE


                                                            ANNUAL COMPENSATION
                                                            -------------------
               NAME AND PRINCIPAL POSITION                   SALARY      BONUS
               ---------------------------                  --------    -------
Elijahu Shapira, Chairman of the Board and
  Chief Executive Officer.................................  $150,000    $20,000
W. Glen Boyd, President and Chief Technical Officer.......   150,000     20,000



OPTION GRANTS IN LAST FISCAL YEAR



     No stock options were granted to the Named Executive Officers during the year ended December 31, 1998.



EMPLOYEE BENEFIT PLANS



401(K) PLAN



     WebTrends maintains a 401(k) tax-qualified employee savings and retirement plan covering all employees who satisfy certain eligibility requirements relating to minimum age and length of service. Pursuant to the 401(k) plan, eligible employees may elect to reduce their current compensation by up to the lesser of 15% of their annual compensation or the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) plan. The 401(k) Plan is intended to qualify under applicable law, so that contributions to the 401(k) plan, and income earned on the 401(k) plan contributions are not taxable until withdrawn. The 401(k) plan is available to WebTrends' executive officers on terms not more favorable than those offered to other employees.



1999 EMPLOYEE STOCK PURCHASE PLAN



     WebTrends adopted the 1999 purchase plan in December 1998. The 1999 purchase plan will be implemented upon the effectiveness of this offering. WebTrends intends for the 1999 purchase plan to qualify under Section 423 of the Internal Revenue Code of 1986, as amended. The 1999 purchase plan permits eligible employees of WebTrends and its subsidiaries to purchase common stock through payroll deductions of up to 15% of their cash compensation. WebTrends will implement the 1999 purchase plan with six-month offering periods, except that the first offering period will begin on the effectiveness of this offering and end on June 30, 1999. Subsequent offering periods will begin on each January 1 and July 1. Under the 1999 purchase plan, no employee may purchase common stock worth more than $25,000 in any offering period or in any calendar year, valued as of the first day of each offering period. In addition, owners of 5% or more of the combined voting power or value of all classes of stock of WebTrends or its subsidiary may not participate in the 1999 purchase plan. WebTrends authorized the issuance of a total of 350,000 shares of common stock under the 1999 purchase plan, plus an automatic increase on January 1, 2000 and each anniversary thereafter that will be equal to the lesser of (a) 16,250 shares;
(b) 0.125% of the average common shares outstanding as used to calculate fully diluted earnings per share as reported in the annual report to shareholders for the preceding year; or (c) a lesser amount determined by its board of directors. Any unissued shares resulting from increases in previous years will be added to the aggregate number of shares available for issuance under the 1999 purchase plan.



     The price of the common stock purchased under the 1999 purchase plan will be the lesser of 85% of the fair market value on the first day of an offering period and 85% of the fair market value on the last day of an offering period, except that the purchase price for the first offering period will be equal to the lesser of 100% of the initial public offering price for the common stock and 85% of the fair market value on June 30, 1999. The 1999 purchase plan will terminate in December 2008, but the board of directors may terminate it at any earlier time. WebTrends has not issued any shares of common stock under the 1999 purchase plan.



     In the event of a merger or proposed sale of all or substantially all of WebTrends' assets, the 1999 purchase plan provides that each outstanding option to purchase shares under the 1999 purchase plan will be assumed or an equivalent option substituted by the successor corporation. If the successor corporation refuses to assume or provide an equivalent substitute for the option, the offering period during which a participant may purchase stock will be shortened to a specified date before the merger or proposed sale. In the event of a proposed liquidation or dissolution of WebTrends, the offering period during which a participant may purchase stock will be shortened to a specified date before the date of the proposed liquidation or dissolution.


1998 STOCK INCENTIVE COMPENSATION PLAN


     In December 1998, WebTrends adopted the 1998 option plan. The purpose of the 1998 option plan is to enhance the long-term shareholder value of WebTrends by offering opportunities to its selected employees, directors, officers, consultants, agents, advisors, and independent contractors to participate in its growth and success, to encourage them to remain in its service, and to own its stock. The 1998 option plan permits both option and stock grants. The board has reserved a total of 1,465,475 shares of common stock for the 1998 option plan, plus (a) any shares returned to the 1997 option plan upon termination of certain option and stock grants (other than terminations due to exercise or settlement of such awards); and (b) an automatic annual increase, to be added on the first day of the fiscal year beginning in 2001, equal to the lesser of 500,000 shares or 5% of the average common shares outstanding as used to calculate fully diluted earnings per share as reported in WebTrends' annual report to shareholders for the preceding year.



     Stock Option Grants. The compensation committee will serve as the plan administrator of the 1998 option plan. The plan administrator will have the authority to select individuals to receive options under the 1998 option plan and to specify the following:



     - the terms and conditions of each option granted (incentive or nonqualified);



     - the exercise price;



     - the vesting provisions; and



     - the option term.



For incentive stock options, the exercise price must be at least equal to the fair market value of the common stock on the date of grant and for nonqualified options must be at least 85% of the fair market value of the common stock on the date of grant. For purposes of the 1998 option plan, fair market value means the average of the high and low per share sales price as reported on the Nasdaq National Market on the date of grant. Unless otherwise provided by the plan administrator, and to the extent required for incentive stock options by applicable law, an option granted under the 1998 option plan generally will expire ten years from the date of grant or, if earlier, one year after the optionee's retirement, early retirement, death, or disability and three months after other terminations (other than termination for cause in which case such option shall automatically expire upon first notification to the optionee of such termination).



     Stock Awards. The plan administrator is authorized under the 1998 option plan to issue shares of common stock to eligible participants with terms, conditions, and restrictions established by the plan administrator in its sole discretion. Restrictions may be based on continuous service with WebTrends or the achievement of performance goals. Holders of restricted stock are shareholders of WebTrends and have, subject to certain restrictions, all the rights of shareholders with respect to such shares.



     Termination of the 1998 Option Plan. Unless terminated sooner by the board of directors, the 1998 option plan will terminate in December 2008.



     Adjustments. The plan administrator will make proportional adjustments to the aggregate number of shares issuable under the 1998 option plan and to outstanding awards in the event of stock splits or other capital adjustments.



     Corporate Transactions. In the event of certain corporate transactions, such as a merger or sale, each outstanding option to purchase shares under the 1998 option plan will be assumed or an equivalent option substituted by the successor corporation or a parent thereof. If the successor corporation refuses to assume or provide an equivalent substitute for the option, unless otherwise provided in an individual's option letter agreement, the option shall terminate, but the holder of such option shall have the right to exercise the option immediately before the corporation transaction. In the event of a proposed dissolution or liquidation of WebTrends, the plan administrator, in its discretion, may accelerate options and cancel any forfeiture provisions or repurchase options applicable to stock awards.

1997 STOCK INCENTIVE COMPENSATION PLAN


     WebTrends' 1997 option plan provides for the grant of incentive and nonqualified stock options and stock awards to its employees, directors and consultants. An aggregate of 1,534,524 shares of common stock has been authorized for issuance under the 1997 option plan. As of December 31, 1998, options to purchase an aggregate of 1,471,149 shares of common stock were outstanding under the 1997 option plan, with exercise prices ranging from $0.61 to $8.00 per share. As of December 31, 1998, options to purchase 8,437 shares of common stock had been exercised under the 1997 option plan. No additional options will be granted under the 1997 option plan, as future option grants will be made under the 1998 option plan. Any shares that are returned to the 1997 option plan upon termination of certain options and stock grants (other than terminations due to exercise or settlement of such awards) will be added to the number of shares reserved for issuance under the 1998 option plan. Options outstanding under the 1997 option plan will continue to be governed by the terms of the 1997 option plan. In the event of a merger of WebTrends with or into another corporation, the options may be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of such corporation. If the successor corporation refuses to assume or provide an equivalent substitute for the option, unless otherwise provided in an individual's option letter agreement, the option will terminate, but the holder of the option shall have the right to exercise the vested portion of the option immediately before the corporate transaction.



LIMITATION OF LIABILITY; INDEMNIFICATION OF DIRECTORS AND OFFICERS



     As permitted by Oregon law, WebTrends' articles of incorporation require indemnification against certain liabilities and expenses of a director, and the articles and bylaws permit such indemnification of an officer, where either is made or threatened to be made a party to a proceeding (other than a proceeding by or in the right of WebTrends to procure a judgment in its favor) because such person is or was its director or officer. Indemnification is provided if the director or officer acted in good faith and in a manner he or she reasonably believed was in or not opposed to WebTrends' best interests, and, with respect to any criminal action or proceeding, the director or officer, in addition, had no reasonable cause to believe his or her conduct was unlawful. In the case of any proceeding by or in the right of WebTrends, a director or officer is entitled to indemnification of certain expenses if he or she acted in good faith and in a manner he or she reasonably believed was in or not opposed to WebTrends' best interests. However, pursuant to Oregon law, no indemnification would be made if the director's or officer's errors or omissions (or alleged errors or omissions) were shown to have involved any:



     - breach of the director's or officer's duty of loyalty to WebTrends;



     - act or omission not in good faith or that involved intentional misconduct or a knowing violation of law;



     - distribution that was unlawful under Oregon law;



     - transaction from which the director or officer received an improper personal benefit; or

     - profits made from the purchase and sale by the director or officer of securities of WebTrends within the meaning of Section 16(b) of the Securities Exchange Act of 1934 or similar provision of any state statutory law or common law.



     The articles also provide that no director will be liable to WebTrends or its shareholders for monetary damages for conduct as a director, except that a director may be personally liable in the instances set forth in the list above. Indemnification may also be provided to persons other than directors or officers under certain circumstances.



     WebTrends understands that the current position of the Securities and Exchange Commission is that any indemnification of liabilities arising under the Securities Act of 1933, is against public policy and is, therefore, unenforceable.

                              CERTAIN TRANSACTIONS


     On August 24, 1998, WebTrends entered into a Consulting Agreement with J Ryan & Associates, a consulting company formed by John W. Ryan, a director of WebTrends, pursuant to which WebTrends is required to pay a fee of $45,000, grant Mr. Ryan an option to purchase 7,500 shares of common stock and reimburse him for reasonable out-of-pocket expenses incurred in connection with his providing services as a consultant. The consulting services include assistance related WebTrends' North American distribution channels and assisting with company positioning and overall market planning. The Consulting Agreement has a term of six months, ending on February 28, 1999. As of December 31, 1998, WebTrends has made payments totaling $45,000 and has granted Mr. Ryan an option to purchase 7,500 shares of Common Stock under the 1997 option plan. See "Management -- Compensation of Directors."



     In November 1996, W. Glen Boyd and Elijahu Shapira, executive officers and directors of WebTrends, each extended a $300,000 line of credit to WebTrends to provide working capital. In March 1997, WebTrends borrowed $125,000 from each of Messrs. Boyd and Shapira under the line of credit, and issued them promissory notes. The Notes bear interest at 5% per annum and mature in December 1997. In August 1998, the payment terms of these notes were amended to provide that payments in amounts not less than $25,000 per quarter would be made on each promissory note until the entire principal and accrued interest is paid in full. WebTrends has made two quarterly payments totalling $60,858 to each of Messrs. Boyd and Shapira as of December 31, 1998.



     WebTrends believes that all of the transactions set forth above were made on terms no less favorable to it than could have been obtained from unaffiliated third parties. Any future transactions between WebTrends and its officers, directors, and principal shareholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors, and will be on terms no less favorable to WebTrends than could be obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING SHAREHOLDERS


     The following table sets forth certain information with respect to the beneficial ownership of WebTrends common stock as of December 31, 1998 by the following:



     - Each person or group of affiliated persons known by WebTrends to beneficially own more than a number of shares equal to 5% of the common stock;



     - Each director and Named Executive Officer;



     - The selling shareholders;



     - All of the directors and executive officers as a group.



     Beneficial ownership of shares includes any shares over which a person exercises sole or shared voting or investment power, or of which a person has the right to acquire ownership at any time within 60 days (for example, through the exercise of an option that has vested as to all or a portion of the underlying shares). Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, WebTrends believes that the beneficial owners of the common stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares.



                                                                   PERCENT OWNERSHIP
                                                                -----------------------
                                           NUMBER OF SHARES      BEFORE        AFTER
          NAME AND ADDRESS(1)             BENEFICIALLY OWNED    OFFERING    OFFERING(2)
          -------------------             ------------------    --------    -----------
Elijahu Shapira.........................      3,900,000(3)        47.5%        34.8%
Anne Lim Shapira
  as trustee of The Shapira Group Trust,
  U/A/D 9/29/98.........................        500,000              6          4.5
W. Glen Boyd............................      3,900,000(4)        47.5         34.8
Alice Ferguson Boyd
  as trustee of The Boyd Group Trust,
  U/A/D 9/29/98.........................        500,000              6          4.5
James T. Richardson.....................         27,366(5)           *            *
Gregory D. Applegate....................             --             --           --
Daniel J. Meub..........................             --             --           --
Michael Burmeister-Brown................        410,527            5.0          3.7
John W. Ryan............................         20,526(5)           *            *
Srivats Sampath.........................         20,526(5)           *            *
All directors and executive officers as
  a group (eight persons)...............      8,278,945(5)        99.9         73.3


-------------------------
 *  Less than 1%.


(1) The address of Messrs. Shapira, Boyd, Richardson, Applegate, and Meub; The Shapira Group Trust; and The Boyd Group Trust is c/o WebTrends Corporation, 851 SW Sixth Avenue, Suite 1200, Portland, Oregon 97204. The address of Mr. Burmeister-Brown is c/o Second Nature Software, 1325 Officers' Row, Vancouver, Washington 98661. The address of Mr. Ryan is c/o J Ryan & Associates, 2903 Mill Reef Cove, Austin, Texas 78746. The address of Mr. Sampath is c/o Network Associates, Inc., 3965 Freedom Circle, Santa Clara, California 95054.

(2) Assumes no exercise of the underwriters' over-allotment option. If the over-allotment option is exercised in full, the selling shareholders will sell an aggregate of 450,000 shares of common stock. Specifically, Elijahu Shapira and W. Glen Boyd will each sell 225,000 shares and will each beneficially own 3,675,000 shares, or 32.8% of the outstanding common stock after completion of this offering.



(3) Includes 500,000 shares of common stock held by Anne Lim Shapira as trustee of The Shapira Group Trust, U/A/D 9/29/98. Mr. Shapira disclaims beneficial ownership of such shares.



(4) Includes 500,000 shares of common stock held by Alice Ferguson Boyd as trustee of The Boyd Group Trust, U/A/D 9/29/98. Mr. Boyd disclaims beneficial ownership of such shares.



(5) Includes shares subject to options exercisable within 60 days after December 31, 1998, as follows: James T. Richardson, 27,366 shares; John W. Ryan, 20,526 shares; and Srivats Sampath, 20,526 shares; for all officers and directors as a group, 68,418 shares.


                          DESCRIPTION OF CAPITAL STOCK


     The authorized capital stock of WebTrends consists of 60 million shares of common stock, no par value per share, and 15 million shares of preferred stock, no par value per share.


COMMON STOCK


     As of December 31, 1998, there were 8,218,964 shares of common stock outstanding, held of record by seven shareholders. Following this offering, 11,218,964 shares of common stock will be issued and outstanding (assuming no exercise of stock options subsequent to December 31, 1998). Holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Because holders of common stock do not have cumulative voting rights, the holders of a majority of the shares of common stock can elect all of the members of the board of directors standing for election. Subject to preferences of any preferred stock that may be issued in the future, the holders of common stock are entitled to receive such dividends as may be declared by the board of directors. If WebTrends is liquidated, dissolved, or wound up, the holders of common stock are entitled to receive pro rata all of its assets available for distribution to its shareholders after payment of liquidation preferences of any outstanding shares of preferred stock. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.


PREFERRED STOCK


     Subject to the provisions of the articles of incorporation and limitations prescribed by law, the board of directors has the authority to issue, without further vote or action by the shareholders, up to 15 million shares of preferred stock in one or more series. The board has the power and authority to fix the rights, preferences, privileges, and restrictions thereof, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences, and the number of shares constituting any series or the designation of such series. Any series of preferred stock may have rights and privileges superior to those of the common stock. There will be no shares of preferred stock outstanding upon the consummation of this offering, and WebTrends has no present plans to issue any preferred stock.

     One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage a third-party's attempt to obtain control of WebTrends by means of a tender offer, proxy contest, merger, or otherwise, which thereby protects the continuity of its management. The issuance of shares of the preferred stock may also discourage a party from making a bid for the common stock because such issuance may adversely affect the rights of the holders of common stock. For example, preferred stock may rank prior to the common stock as to dividend rights, liquidation preference, or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock or may otherwise adversely affect the market price of the common stock. See "Risk Factors -- Our Anti-Takeover Provisions and Preferred Stock May Reduce the Market Price of Our Common Stock."



ANTI-TAKEOVER MEASURES



ARTICLES AND BYLAWS



     WebTrends' articles and bylaws contain certain provisions that may have the effect of delaying, deferring or preventing a change in control. Such provisions include:



     - The ability of the board of directors, without further shareholder approval, to issue up to 15 million shares of preferred stock;



     - Requiring a classified board whenever there are six or more directors, with each class containing as nearly as possible one-third of the total number of directors and the members of each class serving for staggered three-year terms;



     - Prohibiting cumulative voting for the election of directors;



     - Requiring supermajority approval of the directors then in office to change the total number of directors;



     - Requiring supermajority approval of the shareholders to effect certain amendments to the articles or bylaws; and



     - Requiring no less than 60 days' advance notice with respect to nominations of directors or other matters to be voted on by shareholders other than by or at the direction of the board of directors.



See "Risk Factors -- Our Anti-Takeover Provisions and Preferred Stock May Reduce the Market Price of Our Common Stock," "Management -- Classified Board; Removal of Directors."


OREGON CONTROL SHARE AND BUSINESS COMBINATION STATUTES


     In certain circumstances, Oregon law may restrict the ability of significant shareholders of WebTrends to exercise voting rights. The law generally applies to a person who acquires voting stock of an Oregon corporation in a transaction that results in such person holding more than 20%, 33 1/3% or 50% of the total voting power of the corporation. If such a transaction occurs, the person cannot vote the shares unless voting rights are restored to those shares by (1) a majority of the outstanding voting shares, including the acquired shares, and (2) the holders of a majority of the outstanding voting shares, excluding the acquired shares and shares held by the corporation's officers and inside directors. This law is construed broadly and may apply to persons acting as a group.



     A person to whom the restrictions set forth above apply may, but is not required to, submit to the corporation a statement setting forth certain information about itself and its plans with respect to the corporation. The statement may request that the corporation call a special meeting of shareholders to determine whether voting rights will be granted to the shares acquired. If a special meeting of shareholders is not requested, the issue of voting rights of the acquired shares will be considered at the next annual or special meeting of shareholders. If the acquired shares are granted voting rights and they represent a majority of all voting power, shareholders who do not vote in favor of granting such voting rights will have the right to receive the appraised fair value of their shares. The appraised fair value will, at a minimum, be equal to the highest price paid per share by the person for the shares acquired in a transaction subject to this law.



     WebTrends is also subject to certain provisions of Oregon law that govern business combinations between corporations and interested shareholders. These provisions generally prohibit a corporation from entering into a business combination transaction with a person, or affiliate of such person, for a period of three years from the date such person acquires 15% or more of the voting stock of the corporation. For the purpose of this law, the prohibition generally applies to the following:



     - A merger or plan of share exchange;



     - Any sale, lease, mortgage or other disposition of 10% or more of the assets of the corporation; and



     - Certain transactions that result in the issuance of capital stock of the corporation to the 15% shareholder.



However, the general prohibition does not apply if:



     - The 15% shareholder, as a result of the transaction in which such person acquired 15% of the shares, owns at least 85% of the outstanding voting stock of the corporation, excluding shares owned by directors who are also officers, and certain employee benefit plans;



     - The board of directors approves the share acquisition or business combination before the shareholder acquired 15% or more of the corporation's outstanding voting stock; or



     - The board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation, excluding shares owned by the 15% shareholder, approve the transaction after the shareholder acquires 15% or more of the corporation's voting stock.



TRANSFER AGENT AND REGISTRAR



     The transfer agent and registrar for the common stock is BankBoston, N.A., located in Canton, Massachusetts.


                        SHARES ELIGIBLE FOR FUTURE SALE


     Prior to this offering, there has not been a public market for WebTrends' common stock, and a significant public market for the common stock may not be developed or sustained after this offering. Future sales of substantial amounts of the common stock in the public market, or even the prospect of such sales, could adversely affect the prevailing market prices of the common stock or WebTrends' future ability to raise capital through an offering of equity securities.

     Upon the closing of this offering, and assuming no exercise of outstanding stock options subsequent to December 31, 1998, WebTrends will have 11,218,964 shares of common stock outstanding. The 3,000,000 shares sold in this offering will be freely tradable without restriction or limitation under the Securities Act, except for any such shares purchased by "affiliates" of WebTrends, as such term is defined under Rule 144 of the Securities Act, which will be subject to the resale limitations of Rule 144. The remaining 8,218,964 shares of WebTrends common stock issued and outstanding are "restricted securities" within the meaning of Rule 144 and were issued and sold by WebTrends in private transactions. Such restricted securities may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. WebTrends and the holders of all such remaining shares will agree that, without the prior written consent of Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, they will not, directly or indirectly, issue, sell, offer or agree to sell, grant any option for the sale of, pledge, make any short sale, or otherwise dispose of shares of common stock or any securities convertible or exchangeable therefor, for a period of 180 days after the date of this prospectus. Upon expiration of the lock-up agreements, all of these restricted securities will be eligible for immediate resale in the public market subject to the limitations of Rule 144.



     In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, including an affiliate of WebTrends the Company, would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of (a) 1% of the then-outstanding shares of common stock (approximately 112,000 shares upon the closing of this offering), and (b) the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which a notice of sale is filed with the Securities and Exchange Commission, provided certain manner of sale and notice requirements and requirements as to the availability of current public information about WebTrends are satisfied. In addition, in order to sell shares of common stock that are not restricted securities, affiliates of WebTrends must comply with all restrictions and requirements of Rule 144 other than the one-year holding period requirement. As defined in Rule 144, an "affiliate" of an issuer is a person who directly or indirectly through the use of one or more intermediaries controls, or is controlled by, or is under common control with, such issuer. Under Rule 144(k), a holder of "restricted securities" who is not deemed an affiliate of the issuer and who has beneficially owned shares for at least two years would be entitled to sell shares under Rule 144(k) without regard to the limitations described above.



     WebTrends intends to file a registration statement under the Securities Act following the date of this prospectus to register the future issuance of up to 3,341,562 shares of common stock under the 1997 option plan, the 1998 option plan and the 1999 purchase plan. The registration statement will become effective immediately upon filing, whereupon, subject to the satisfaction of applicable exercisability periods, Rule 144 volume limitations applicable to affiliates and, in certain cases, the lock-up agreements with the underwriters (described above), the shares of common stock to be issued pursuant to the 1999 purchase plan or upon exercise of outstanding options granted pursuant to the 1998 option plan will be available for immediate resale in the open market. As of December 31, 1998, no options were outstanding under the 1998 option plan and no shares had been issued under the 1999 purchase plan.

                                  UNDERWRITING


     The Underwriters named below, acting through their representatives, Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, and SoundView Technology Group, Inc., have severally agreed, subject to the terms and conditions of the underwriting agreement, to purchase from WebTrends and the selling shareholders the number of shares of common stock set forth opposite their respective names below. The underwriters are committed to purchase and pay for all such shares if any are purchased, subject to certain conditions precedent.



                                                              NUMBER OF
                    NAME OF UNDERWRITER                        SHARES
                    -------------------                       ---------
Dain Rauscher Wessels.......................................
SoundView Technology Group, Inc.............................

                                                              ---------
          Total.............................................  3,000,000
                                                              =========



     The representatives have advised WebTrends and the selling shareholders that the underwriters propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at such price less a concession of not in
excess of $       per share, of which $       may be reallowed to other dealers.
After the public offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction shall change the amount of proceeds to be received by WebTrends as set forth on the cover page of the prospectus.



     The underwriting agreement contains covenants of indemnity among the underwriters, WebTrends, and the selling shareholders against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.



     The selling shareholders have granted to the underwriters an option to purchase up to 450,000 additional shares of common stock. This option may be exercised at any time up to 30 days after the date of this prospectus. The option entitles the underwriters to purchase the additional shares of common stock at the same price per share as the 3,000,000 shares being sold in this offering. If the underwriters exercise the option, each of the underwriters must, subject to certain conditions, purchase approximately the same percentage of additional shares from the selling shareholders that they purchased from WebTrends. If purchased, the additional shares will be sold by the underwriters on the same terms as those on which the 3,000,000 shares are being sold.



     The price of the shares of common stock purchased by the underwriters will be the public offering price set forth on the cover page of the prospectus less the following underwriting discounts and commissions, to be provided by WebTrends and the selling shareholders:



                                                          TOTAL WITHOUT      TOTAL WITH
                                             PER SHARE   OVER-ALLOTMENT    OVER-ALLOTMENT
                                             ---------   ---------------   ---------------
By WebTrends...............................
By selling shareholders....................

     WebTrends will also pay certain offering expenses estimated to total $1 million.



     Without the prior written consent of the underwriters, WebTrends' shareholders and option holders have agreed, for a period of 180 days after the date of this prospectus, not to sell, transfer, grant any third party the right to purchase, or otherwise dispose of any shares of common stock or other securities that they own or acquire. This 180-day period is known as the lock-up period. The representatives may, without notice and in their sole discretion, allow any shareholder or option holder to dispose of common stock or other securities prior to the expiration of the lock-up period. There are, however, no agreements between the underwriters and any of WebTrends' shareholders or option holders that would allow them to do so.



     In addition, WebTrends has agreed that it will not issue, sell, offer to sell, or otherwise dispose of any shares of its common stock or other securities during the lock-up period without the prior consent of the underwriters. This agreement does not include shares of common stock or other securities issued pursuant to employee stock option plans, employee stock purchase plans, or common stock or other securities issued pursuant to options or other securities outstanding on the date of this prospectus. However, WebTrends has agreed that employee stock options issued during the lock-up period may not be exercised prior to the expiration of the lock-up period. Any shares of common stock issued during the lock-up period pursuant to the exercise of stock options or other securities outstanding on the date of this prospectus shall bear a restrictive legend restricting the transfer of such shares during the lock-up period.



     The underwriters have advised WebTrends that in connection with this offering, certain persons participating in this offering may engage in transactions that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. These transactions may include stabilizing bids, syndicate covering transactions and the imposition of penalty bids. A "stabilizing bid" is a bid for or the purchase of common stock on behalf of the underwriters for the purpose of preventing or retarding a decline in the market price of the common stock. A "syndicate covering transaction" is the bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an Underwriter or syndicate member in connection with the offering if the common stock originally sold by such underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representatives have advised WebTrends that such transactions may be effected on the Nasdaq National Market or otherwise and, if commence, may be discontinued at any time.



Prior to this offering, there was no public market for the common stock. The initial public offering price for the common stock will be determined by negotiation between WebTrends, the selling shareholders and the underwriters. Among other factors to be considered in determining the initial public offering price are prevailing market and economic conditions, revenues and earnings of WebTrends, the state of its business operation, an assessment of its management and consideration of the above factors in relation to market valuation of companies in related businesses and other factors deemed relevant. There can be no assurance, however, that the prices at which the common stock will sell in the public market after this offering will be equal to or greater than the initial public offering price.

                                 LEGAL MATTERS


     The validity of the common stock offered hereby and certain other legal matters will be passed upon for WebTrends by Perkins Coie LLP, Portland, Oregon. Certain legal matters will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California.


                                    EXPERTS


     WebTrends' financial statements as of December 31, 1997 and 1998, and for each of the years in the three-year period ended December 31, 1998, have been included in this prospectus and elsewhere in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION


     WebTrends has filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, omits certain information contained in the registration statement, together with exhibits and schedules, on file with the Securities and Exchange Commission pursuant to the Securities Act and the rules and regulations of the Securities and Exchange Commission. The registration statement, including the exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Securities and Exchange Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at the prescribed rates from the Public Reference Section of the Securities and Exchange Commission at its principal office in Washington, D.C. The Securities and Exchange Commission also maintains a Web site on the Internet that contains reports, proxy and information statements, and other information regarding registrants, including WebTrends, that file electronically with the Securities and Exchange Commission at http://www.sec.gov.



     Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement, or other document filed as an exhibit to the registration statement, each such statement being qualified by such reference.



     WebTrends intends to furnish its shareholders with annual reports containing audited financial statements and an opinion thereon expressed by independent auditors and may furnish its shareholders with quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information.

                             WEBTRENDS CORPORATION

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
Report of KPMG Peat Marwick LLP.............................  F-2
Balance Sheets..............................................  F-3
Statements of Operations....................................  F-4
Statements of Shareholders' Equity..........................  F-5
Statements of Cash Flows....................................  F-6
Notes to Financial Statements...............................  F-7

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors


WebTrends Corporation:



     We have audited the accompanying balance sheets of WebTrends Corporation as of December 31, 1997 and 1998, and the related statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WebTrends Corporation as of December 31, 1997 and 1998, and the results of its operations, and its cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.



                                          KPMG PEAT MARWICK LLP



Portland, Oregon


January 11, 1999, except for note 10


  which is as of January 19, 1999

                             WEBTRENDS CORPORATION



                                 BALANCE SHEETS



                                     ASSETS



                                                              DECEMBER 31,
                                                         -----------------------
                                                            1997         1998
                                                         ----------    ---------
Current assets:
  Cash and cash equivalents............................  $  806,916    1,098,847
  Accounts receivable, net.............................     526,641      977,577
  Inventories..........................................      89,135       62,115
  Prepaid expenses.....................................      41,999      190,530
  Deferred offering costs..............................          --      255,394
  Deferred taxes.......................................      90,500      157,500
                                                         ----------    ---------
          Total current assets.........................   1,555,191    2,741,963
Property and equipment, net............................     325,966      598,407
Other assets...........................................       5,032        5,016
Deferred taxes, net....................................          --       17,000
                                                         ----------    ---------
          Total assets.................................  $1,886,189    3,362,386
                                                         ==========    =========

                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.....................................     243,830      383,187
  Accrued liabilities..................................      59,311      385,233
  Accrued compensation and employment taxes............     165,805      508,422
  Accrued sales taxes..................................     155,137      268,533
  Accrued income taxes.................................      24,548           --
  Deferred revenue.....................................     387,074      824,013
  Notes and interest payable to shareholders...........     259,709      151,103
                                                         ----------    ---------
          Total current liabilities....................   1,295,414    2,520,491
Deferred taxes.........................................       6,500           --
                                                         ----------    ---------
          Total liabilities............................   1,301,914    2,520,491
                                                         ----------    ---------
Commitments and contingencies (note 9)
Shareholders' equity:
  Preferred stock, no par value. Authorized 15,000,000
     shares; no shares outstanding.....................          --           --
  Common stock, Class A voting, no par value.
     Authorized 30,000,000 shares; issued and
     outstanding 8,210,527 at December 31, 1997 and
     1998..............................................     260,000      260,000
  Common stock, Class B non-voting, no par value.
     Authorized 30,000,000 shares; none and 8,437
     shares issued and outstanding at December 31, 1997
     and 1998..........................................          --      320,387
Deferred compensation, net.............................          --     (282,227)
Retained earnings......................................     324,275      543,735
                                                         ----------    ---------
          Total shareholders' equity...................     584,275      841,895
                                                         ----------    ---------
          Total liabilities and shareholders' equity...  $1,886,189    3,362,386
                                                         ==========    =========



                See accompanying notes to financial statements.

                             WEBTRENDS CORPORATION



                            STATEMENTS OF OPERATIONS



                                                   YEAR ENDED DECEMBER 31,
                                            -------------------------------------
                                               1996          1997         1998
                                            ----------    ----------    ---------
Revenue:
  Software licenses.......................  $1,858,014     3,836,657    7,206,461
  Support services........................       6,824       218,233      801,963
                                            ----------    ----------    ---------
          Total revenue...................   1,864,838     4,054,890    8,008,424
Cost of revenue...........................     204,546       292,268      632,925
                                            ----------    ----------    ---------
          Gross margin....................   1,660,292     3,762,622    7,375,499
                                            ----------    ----------    ---------
Operating expenses:
  Research and development................     402,583     1,059,439    2,211,029
  Sales and marketing.....................     552,634     1,526,889    3,641,965
  General and administrative..............     307,318       748,832    1,300,626
                                            ----------    ----------    ---------
          Total operating expenses........   1,262,535     3,335,160    7,153,620
                                            ----------    ----------    ---------
          Income from operations..........     397,757       427,462      221,879
                                            ----------    ----------    ---------
Other income (expense):
  Interest income.........................       9,042        21,769       41,997
  Interest expense........................      (2,097)      (11,358)     (13,111)
                                            ----------    ----------    ---------
          Other income, net...............       6,945        10,411       28,886
                                            ----------    ----------    ---------
          Income before income taxes......     404,702       437,873      250,765
Income taxes..............................          --       150,500       31,305
                                            ----------    ----------    ---------
          Net income......................  $  404,702       287,373      219,460
                                            ==========    ==========    =========
Basic net income per share................                $      .04          .03
                                                          ==========    =========
Diluted net income per share..............                $      .04          .02
                                                          ==========    =========
Shares used in basic net income per share
  calculation.............................                 8,126,173    8,210,651
                                                          ==========    =========
Shares used in diluted net income per
  share calculation.......................                 8,126,173    9,003,209
                                                          ==========    =========
Pro forma net income data:
  Income before income taxes as
     reported.............................     404,702
  Pro forma income taxes..................     140,027
                                            ----------
  Pro forma net income....................  $  264,675
                                            ==========



                See accompanying notes to financial statements.

                             WEBTRENDS CORPORATION



                       STATEMENTS OF SHAREHOLDERS' EQUITY



                                                         CLASS A,             CLASS B,
                              PREFERRED STOCK          COMMON STOCK         COMMON STOCK
                            --------------------   --------------------   -----------------     DEFERRED     RETAINED
                             SHARES      AMOUNT     SHARES      AMOUNT    SHARES    AMOUNT    COMPENSATION   EARNINGS    TOTAL
                            ---------   --------   ---------   --------   ------   --------   ------------   --------   --------
Balance, December 31,
  1995....................         --   $     --   6,300,300   $ 10,000      --    $     --           --      257,150    267,150
Conversion of S
  Corporation shares to C
  Corporation shares......         --         --   1,499,700         --      --          --           --           --         --
Dividend distribution.....         --         --          --         --      --          --           --     (624,950)  (624,950)
Net income................         --         --          --         --      --          --           --      404,702    404,702
                            ---------   --------   ---------   --------   -----    --------     --------     --------   --------
Balance, December 31,
  1996....................         --         --   7,800,000     10,000      --          --           --       36,902     46,902
Sale of common stock......         --         --     410,527    250,000      --          --           --           --    250,000
Net income................         --         --          --         --      --          --           --      287,373    287,373
                            ---------   --------   ---------   --------   -----    --------     --------     --------   --------
Balance, December 31,
  1997....................         --         --   8,210,527    260,000      --          --           --      324,275    584,275
Deferred compensation.....         --         --          --         --      --     315,268     (315,268)          --         --
Amortization of deferred
  compensation............         --         --          --         --      --          --       33,041           --     33,041
Exercise of stock
  options.................         --         --          --         --   8,437       5,119           --           --      5,119
Net income................         --         --          --         --      --          --           --      219,460    219,460
                            ---------   --------   ---------   --------   -----    --------     --------     --------   --------
Balance, December 31,
  1998....................         --   $     --   8,210,527   $260,000   8,437    $320,387     (282,227)     543,735    841,895
                            =========   ========   =========   ========   =====    ========     ========     ========   ========



                See accompanying notes to financial statements.

                             WEBTRENDS CORPORATION



                            STATEMENTS OF CASH FLOWS



                                                   YEAR ENDED DECEMBER 31,
                                              ----------------------------------
                                                1996         1997        1998
                                              ---------    --------    ---------
Cash flows from operating activities:
  Net income................................  $ 404,702     287,373      219,460
  Adjustments to reconcile net income to net
     cash provided by operating activities:
       Depreciation and amortization........     29,447      88,375      206,417
       Provision for doubtful accounts......     12,423      32,705       43,548
       Loss on marketable securities........      1,323          --           --
       Loss on sale of assets...............         --          --          293
       Amortization of deferred stock
          compensation......................         --          --       33,041
     Changes in assets and liabilities:
       Accounts receivable..................   (261,525)   (149,443)    (494,484)
       Inventories..........................     (9,728)    (76,027)      27,020
       Prepaid expenses.....................    (14,216)    (26,209)    (403,925)
       Deferred taxes, net..................         --     (84,000)     (90,500)
       Other assets.........................     (4,101)        407           16
       Accounts payable.....................     78,561     165,269      139,357
       Accrued liabilities..................     12,409      31,273      325,922
       Accrued compensation and employment
          taxes.............................     57,809      97,719      342,617
       Accrued sales taxes..................         --     155,137      113,396
       Accrued income taxes.................         --      24,548      (24,548)
       Accrued interest.....................      2,097       5,503       (8,606)
       Deferred revenues....................    131,592     255,481      436,939
                                              ---------    --------    ---------
          Net cash provided by operating
             activities.....................    440,793     808,111      865,963
                                              ---------    --------    ---------
Cash flows from investing activities:
  Acquisition of property and equipment.....   (156,422)   (269,533)    (479,151)
                                              ---------    --------    ---------
          Net cash used by investing
             activities.....................   (156,422)   (269,533)    (479,151)
                                              ---------    --------    ---------
Cash flows from financing activities:
  Proceeds from issuance of common stock....         --     250,000        5,119
  Dividend payments to shareholders.........   (142,068)   (482,882)          --
  Principal payments on borrowings from
     shareholders...........................         --     (70,000)    (100,000)
  Borrowings from shareholders..............         --     250,000           --
                                              ---------    --------    ---------
          Net cash used by financing
             activities.....................   (142,068)    (52,882)     (94,881)
                                              ---------    --------    ---------
Increase in cash and cash equivalents.......    142,303     485,696      291,931
Cash and cash equivalents, beginning of
  year......................................    178,917     321,220      806,916
                                              ---------    --------    ---------
Cash and cash equivalents, end of year......  $ 321,220     806,916    1,098,847
                                              =========    ========    =========
Supplemental disclosure of cash flow
  information:
  Cash paid during the year for:
     Interest...............................  $      --       5,855       21,717
     Income taxes...........................         --     208,000      155,500



                See accompanying notes to financial statements.

                             WEBTRENDS CORPORATION



                         NOTES TO FINANCIAL STATEMENTS



(1) NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



THE COMPANY



     WebTrends Corporation (the Company) was incorporated as an S Corporation on August 31, 1993 in Delaware and was reorganized into a C Corporation effective January 1, 1997 in Oregon. WebTrends Corporation is a leading provider of enterprise management solutions for Internet-based systems.



USE OF ESTIMATES



     The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



CASH AND CASH EQUIVALENTS



     For the purpose of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.



ACCOUNTS RECEIVABLE



     Accounts receivable are shown net of allowance for doubtful accounts of $20,000 and $40,000 at December 31, 1997 and 1998, respectively.



NEED FOR NEW PRODUCT DEVELOPMENT



     A substantial portion of the Company's revenues each year are generated from the development and rapid release to market of computer software products newly introduced during the year. In the extremely competitive industry environment in which the Company operates, such product generation, development and marketing processes are uncertain and complex, requiring accurate prediction of market trends and demand as well as successful management of various development risks inherent in such products. In light of these requirements, it is reasonably possible that failure to successfully manage a significant product introduction could have a severe near-term impact on the Company's growth and results of operations.



INVENTORIES



     Inventory is valued at the lower of estimated cost or market determined using the "first-in, first-out" ("FIFO") method. Inventories consist of CDs, printing, packaging and receiving costs.



PROPERTY AND EQUIPMENT



     Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of individual assets of three to five years. Expenditures for renewals and improvements that significantly add to the useful life of an

                             WEBTRENDS CORPORATION
asset are capitalized. Expenditures for repairs and maintenance are charged to income. When depreciable properties are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in operations.



REVENUE RECOGNITION



     In October 1997, The American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") No. 97-2, Software Revenue Recognition. Subsequently, in March 1998, the Financial Accounting Standards Board ("FASB") approved SOP 98-4, Deferral of the Effective Date of a Provision of 97-2, Software Revenue Recognition. SOP 98-4 defers for one year, the application of several paragraphs and examples in SOP 97-2 that limit the definition of vendor specific objective evidence ("VSOE") of the fair value of various elements in a multiple element arrangement. The provisions of SOP's 97-2 and 98-4 have been applied to transactions entered into beginning January 1, 1998. Prior to 1997, the Company's revenue policy was in accordance with the preceding authoritative guidance provided by SOP No. 91-1, Software Revenue Recognition.



     SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on VSOE of the relative fair values of each element in the arrangement.



     Software license revenue consists of fees for licenses of WebTrends' software products. Revenue allocated to software licenses is recognized upon delivery of software, assuming no significant obligations or customer acceptance rights exist. WebTrends generally provides a thirty-day right of return for each product sold. Estimated sales returns and allowances are recorded upon shipment of the product.



     WebTrends sells a portion of its products domestically and internationally through resellers. Revenue from sales to domestic resellers is managed directly by WebTrends, and it recognizes revenue from sales primarily at the time of shipment, net of estimated returns and allowances. Revenue from sales to international resellers is managed by a third party export management company and revenue is recognized upon sales from the reseller to a third party or end user.



     Support services revenue consists of annual subscriptions for upgrades, post customer support services. and professional services. Revenue allocated to subscriptions, which allow the subscriber to purchase the right to obtain upgrades, when and if available, are paid in advance and revenues are recognized ratably over the term of the subscription. Revenue allocated to professional services is recognized as the services are performed.



     In December 1998, the AICPA issued SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions. This SOP amends certain paragraphs of SOP 97-2 to require recognition of revenue using the "residual method" in circumstances outlined in the SOP. Under the residual method, revenue is recognized as follows: (1) the total fair value of undelivered elements, as indicated by VSOE, is deferred and subsequently recognized in accordance with the relevant sections of SOP 97-2 and (2) the difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements.

                             WEBTRENDS CORPORATION

     SOP 98-9 is effective for fiscal years beginning after March 15, 1999. Also, the provisions of SOP 97-2 that were deferred by SOP 98-4 will continue to be deferred until the date SOP 98-9 becomes effective.



CONCENTRATION OF CREDIT RISK



     Sales outside of the United States were approximately $336,000, $893,000 and $2.2 million for the years ended December 31, 1996, 1997 and 1998, respectively. During these same periods, no individual customer or reseller accounted for 10% or more of total revenue. However, sales managed by a third party export management company were 8.1%, 11.8%, and 16.7% for the years ended December 31, 1998, 1997, and 1996, respectively. Accounts receivable at December 31, 1997 and 1998 includes balances due from a third-party export management company that manages most of the Company's international sales through invoicing and initiating collection procedures. This account comprised 21% and 28%, respectively, of the total outstanding accounts receivable balance at those respective dates of which 81% and 94%, respectively, was due less than thirty days from billing. For 1997 and 1998, except for the one third-party export management company, no customer comprised greater than 10% of the total accounts receivable balance.



FAIR VALUE OF FINANCIAL INSTRUMENTS



     The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and notes payable to shareholders approximate fair value due to the short-term nature of these instruments. Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument when available. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.



ADVERTISING COSTS



     Advertising costs are generally expensed when incurred. Total advertising costs were approximately $266,000, $553,000 and $957,000 for the years ended December 31, 1996, 1997 and 1998, respectively.



RESEARCH AND DEVELOPMENT



     Software development costs have been accounted for in accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. Under the standard, capitalization of software development costs begins upon the establishment of technological feasibility, subject to net realizable value considerations. To date, the period between achieving technological feasibility and the general availability of such software has been short; therefore, software development costs qualifying for capitalization have been immaterial. Accordingly, the Company has not capitalized any software development costs and charged all such costs to research and development expense.

                             WEBTRENDS CORPORATION

INCOME TAXES



     Prior to January 1, 1997, the Company was taxed under the S Corporation provisions of the Internal Revenue Code. Under those provisions, the Company did not pay federal or state corporate income taxes on its taxable income. Instead, the shareholders were liable for federal and state income taxes on the Company's taxable income. Supplemental pro forma net income data for the year ended December 31, 1996, as if the Company was a C Corporation, are presented for comparison purposes only.



     Effective January 1, 1997, the S Corporation election was terminated. The Company's income taxes since that date are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.



STOCK-BASED EMPLOYEE COMPENSATION



     The Company adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, ("SFAS No. 123") which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.



NET INCOME PER SHARE



     Basic and diluted net income per share were computed using the weighted average number of common shares outstanding during each year, with diluted net income per share including the effect of potentially dilutive common stock equivalents. The weighted average number of common shares outstanding for basic net income per share computations for the years ended December 31, 1997 and 1998 were 8,126,173 and 8,210,651, respectively. For diluted net income per share, -0- and 792,558 shares were added to the weighted average number of common shares outstanding for the same periods, respectively, representing potential dilution for stock options outstanding, calculated using the treasury stock method. Basic and diluted net income per share have been calculated in accordance with SEC Staff Accounting Bulletin No. 98. Net income per share data is not presented for any period prior to 1997 as the Company was an S Corporation and the capital structure is not comparable to that existing in 1997.

                             WEBTRENDS CORPORATION

(2) PROPERTY AND EQUIPMENT



                                                              DECEMBER 31,
                                                          ---------------------
                                                            1997         1998
                                                          ---------    --------
Computer hardware and equipment.........................  $ 416,166     813,255
Furniture and fixtures..................................      4,383       4,383
Computer software.......................................     32,061     113,830
                                                          ---------    --------
          Total.........................................    452,610     931,468
Less accumulated depreciation and amortization..........   (126,644)   (333,061)
                                                          ---------    --------
          Total assets, net.............................  $ 325,966     598,407
                                                          =========    ========



(3) INCOME TAXES



     Components of the 1997 provision for income taxes include:



                                                                   CHANGE IN    TOTAL TAX
                                   CURRENT    DEFERRED    TOTAL    TAX STATUS    EXPENSE
                                   --------   --------   -------   ----------   ---------
Federal..........................  $187,000   (75,000)   112,000     7,000       119,000
State and local..................    47,500   (18,000)    29,500     2,000        31,500
                                   --------   -------    -------     -----       -------
          Total..................  $234,500   (93,000)   141,500     9,000       150,500
                                   ========   =======    =======     =====       =======



     Components of the 1998 provision for income taxes include:



                                                                         TOTAL TAX
                                                 CURRENT     DEFERRED     EXPENSE
                                                 --------    --------    ---------
Federal........................................  $102,000    (75,000)     27,000
State and local................................    19,805    (15,500)      4,305
                                                 --------    -------      ------
          Total................................  $121,805    (90,500)     31,305
                                                 ========    =======      ======



     The 1997 and 1998 provision for income taxes varies from the amounts computed by applying the federal statutory rate to income before taxes:



                                                              1997     1998
                                                              -----    -----
Federal income tax computed at statutory rates..............   34.0%    34.0%
State and local taxes, net of federal benefits..............    8.5      8.0
Research and development credits............................  (14.2)   (37.3)
Foreign sales corporation benefit...........................     --     (1.2)
Deferred stock compensation.................................     --      4.3
Change in tax status........................................    2.0       --
Other.......................................................    4.1      4.7
                                                              -----    -----
          Total.............................................   34.4%    12.5%
                                                              =====    =====

                             WEBTRENDS CORPORATION

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1998 are as follows:



                                                              1997       1998
                                                             -------    -------
Deferred tax assets:
  Deferred incentive compensation..........................  $16,600         --
  Allowance for doubtful accounts..........................    7,800     15,700
  Accrued sales tax........................................   54,600     94,800
  Research and development credits.........................       --     23,600
  Accrued vacation and bonus...............................    2,600     34,000
  Other....................................................    8,900     13,000
                                                             -------    -------
          Deferred tax assets..............................   90,500    181,100
Deferred tax liabilities:
  Depreciation of equipment................................   (6,500)    (6,600)
                                                             -------    -------
          Net deferred tax assets..........................  $84,000    174,500
                                                             =======    =======



     The Company has not recorded a valuation allowance against its deferred tax assets existing at December 31, 1997 or 1998, as it believes it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets for which no valuation allowance has been assigned.



     At December 31, 1998, the Company had approximately $24,000 of federal and state tax credit carryforwards to offset future taxable income which will expire in the year 2013.



(4) DEFERRED REVENUE



                                                               DECEMBER 31,
                                                            -------------------
                                                              1997       1998
                                                            --------    -------
Deferred customer support.................................  $     --    107,055
Deferred product revenues.................................   115,308     68,166
Deferred subscription revenues............................   218,277    533,893
Other.....................................................    53,489    114,899
                                                            --------    -------
                                                            $387,074    824,013
                                                            ========    =======



(5) NOTES PAYABLE TO SHAREHOLDERS



                                                               DECEMBER 31,
                                                            -------------------
                                                              1997       1998
                                                            --------    -------
Notes payable to officer/shareholders, unsecured, due on
  demand with interest at 5%..............................  $250,000    150,000
Accrued interest on notes.................................     9,709      1,103
                                                            --------    -------
                                                            $259,709    151,103
                                                            ========    =======

                             WEBTRENDS CORPORATION

(6) LINE OF CREDIT



     As of December 31, 1998, the Company had a $750,000 bank line of credit with a major financial institution. The line of credit expires on April 30, 1999. Borrowings under the line generally are limited to 80% of the Company's eligible accounts receivable. Interest on the unpaid balance accrues at a rate of prime plus 0.25%. Borrowings under the line of credit are collateralized by the Company's accounts receivable, inventory and general intangible assets, including its intellectual property rights. The line of credit agreement contains financial covenants, including tangible net worth and the ratio of current assets to liabilities. As of December 31, 1998, the Company had a letter of credit for $225,000 outstanding against its line of credit.



(7) EMPLOYEE BENEFIT PLAN



     The Company established an employee benefit plan, effective January 1, 1997, that features a 401(k) salary reduction provision, covering all employees who meet certain eligibility requirements. Eligible employees can elect to defer up to 15% of compensation or the statutorily prescribed annual limit. The Company, at its discretion, may make contributions to the plan. To date, the Company has made no contributions to the plan and has incurred administrative costs of $1,775 and $3,328 for the years ended December 31, 1997 and 1998, respectively.



(8) SHAREHOLDERS' EQUITY



PREFERRED STOCK



     The Company is authorized to issue 15,000,000 shares of preferred stock, no par value. The Board of Directors of the Company has the authority to divide the preferred stock into as many series as it shall from time to time determine. Each series of preferred stock shall have the powers, preferences and rights as determined by the Board at its discretion.



COMMON STOCK



     Effective December 31, 1996, the shareholders exchanged 300 shares, no par value, of the S Corporation for 1,500,000 shares, no par value, of the C Corporation as part of its restructuring into a C Corporation which became effective January 1, 1997. At the same time, the Company authorized 30,000,000 shares of Class A voting common stock, no par value, to be made available for issuance. Effective March 17, 1997, the Company authorized a stock for stock exchange of the then outstanding 1,500,000 shares for 7,800,000 shares. This stock for stock exchange has been retroactively reflected for all periods presented. Also on March 17, 1997, the Company authorized the sale of 410,527 shares to one of its Board members.



     In May 1998, the Company approved a 3-for-1 stock split. Accordingly, share and per share amounts for common stock have been retroactively restated to reflect the stock split for all periods presented. See note 10 for additional discussion.



     In December of 1998, the Company approved a recapitalization of its common stock to be effected upon the closing of its initial public offering. Under the terms of the recapitalization, the Class A common stock will be redesignated common stock, no par

                             WEBTRENDS CORPORATION
value per share, and will be the only authorized class of common stock. Each share of Class B common stock will automatically be converted into one share of such common stock, and the recorded value of the Class B common stock will be transferred to common stock.



     Deferred compensation cost recognized for 1998 totaled $315,268 for stock option awards that were granted with exercise prices that were less than the estimated value of the stock at the date of grant. Amortization of $33,041 of deferred compensation was recorded for the year ended December 31, 1998.



STOCK OPTIONS



     Effective March 28, 1997, the Company established the 1997 Key Employees' Incentive Stock Option Plan and subsequently authorized 1,500,000 shares of Class B non-voting common stock, no par value, to be reserved for grants under the plan. Effective December 5, 1997, the Board approved the 1997 Stock Incentive Compensation Plan (the "Plan") which replaced the Key Employee Incentive Stock Option Plan. Options granted under the Plan may be designated as incentive or nonqualified at the discretion of the plan administrator. On October 30, 1998, the Company increased the number of shares authorized under the plan to 2,000,000. In December 1998, the Company reduced the number of shares authorized in the Plan to 1,534,524 and the Company determined that no additional options will be granted under the Plan.



     In December 1998, the Company adopted the 1998 Stock Incentive Compensation Plan (the "1998 Plan"). The 1998 Plan permits both option and stock grants. The Board has reserved a total of 1,465,475 shares of common stock for the 1998 Plan, plus (a) any shares returned to the 1997 Plan upon termination of certain option and stock grants (other than terminations due to exercise or settlement of such awards); and (b) an automatic annual increase, to be added on the first day of the Company's fiscal year beginning in 2001, equal to the lesser of 500,000 shares or 5% of the average common shares outstanding as used to calculate fully diluted earnings per share as reported in the Company's Annual Report for the preceding year.



     The option price for incentive stock options are set at not less than the market value of the Company's common stock (market value plus 10% for shareholders who possess more than 10% of the combined voting power of all classes of shares of the Company) at the date of the grant. Employee options generally vest 25% after the first year of employment and in equal amounts on a monthly or annual basis thereafter over the term of the option. Options are contingent on continued employment with the Company and expire ten years (five years for 10% shareholders as defined above) from the date of grant. Certain options are subject to acceleration upon a change in control of the Company as defined in the option agreements.



     The Company applies APB Opinion No. 25 in accounting for its stock options plans. Accordingly, compensation cost is generally not recognized for stock option grants.

                             WEBTRENDS CORPORATION

     A summary of stock options follows:



                                                                        WEIGHTED
                                                                        AVERAGE
                                                            NUMBER      EXERCISE
                                                           OF SHARES     PRICE
                                                           ---------    --------
Options outstanding at December 31, 1996.................         --    $    --
Granted..................................................    666,708     0.6067
Canceled.................................................         --         --
Forfeited................................................    (37,500)    0.6067
                                                           ---------    -------
Options outstanding at December 31, 1997.................    629,208     0.6067
Granted..................................................  1,000,567     3.3488
Canceled.................................................    (35,000)    0.7800
Forfeited................................................   (115,187)    0.6566
Exercised................................................     (8,437)    0.6067
                                                           ---------    -------
Options outstanding at December 31, 1998.................  1,471,149    $2.4630
                                                           =========    =======



     At December 31, 1998, the range of exercise prices and weighted average remaining contractual life of the outstanding options were $0.6067 to $8 and
9.22 years, respectively. At December 31, 1998, 134,802 options were exercisable with a weighted average exercise price of $0.6067.



     The Company adopted the 1999 Employee Stock Purchase Plan (the "ESPP") in December 1998. The Company intends for the ESPP to qualify under Section 423 of the Internal Revenue Code of 1986, as amended. The Company authorized the issuance of a total of 350,000 shares of common stock plus an automatic annual increase as defined in the ESPP.



SFAS NO. 123 DISCLOSURE



     The Company applies APB No. 25 and related interpretations in accounting for its plans. However, pro forma information regarding net income is required by SFAS No. 123, which also requires that the information be determined as if the Company had accounted for its employee stock options granted under the fair value method prescribed by that statement. In accordance with SFAS No. 123 pro forma disclosures as if the Company adopted the cost recognition requirements under SFAS No. 123 in 1997 are presented below.



     The per share weighted average fair value of stock options granted during 1997 and 1998 was $.44 and $3.08, respectively. For SFAS No. 123 purposes, the fair value of each option has been estimated as of the date of grant using the Black-Scholes option pricing model with the following assumptions for grants in 1997 and 1998:



                                                              1997    1998
                                                              ----    ----
Average dividend yield......................................  $ --%    --%
Expected life in years......................................     4      4
Risk free interest rate.....................................   7.0%   6.0%
Expected volatility.........................................   100%   100%

                             WEBTRENDS CORPORATION

     Had the Company used the fair value methodology for determining compensation expense, the Company's net income net of related tax effects would have approximated the pro forma amounts below:



                                                                1997      1998
                                                              --------   -------
Net income:
  As reported...............................................  $287,373   219,460
  Pro forma.................................................   240,947    20,033
Net income per share, basic and diluted:
  As reported...............................................  $    .04       .03
  Pro forma.................................................       .03        --



     The effect of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts.



(9) COMMITMENTS AND CONTINGENCIES



     The Company leases its office facilities under a six-year operating lease which commenced October 1, 1997. This lease was amended in September 1998 to terminate on January 31, 1999. As consideration for the early termination, the Company paid the landlord $20,548.



     In November 1998, the Company negotiated a new five-year lease for office facilities in a new premises with the option to extend for an additional five years. The lease term begins on January 15, 1999. The new lease provides for a base rent of $34,208 per month for the first six months. Beginning July 1999, the Company will lease additional space in the same building. At that time, the base rent will increase to $57,467 for all space occupied, with annual adjustments thereafter. For the years ended December 31, 1996, 1997 and 1998, rent expense was approximately $31,000, $84,000 and $204,000, respectively.



     Future minimum lease payments under this lease are as follows:



             YEAR ENDING DECEMBER 31:
             ------------------------
  1999.............................................  $  532,946
  2000.............................................     689,599
  2001.............................................     712,696
  2002.............................................     735,794
  2003.............................................     735,794
  Thereafter.......................................      61,316
                                                     ----------
                                                     $3,468,145
                                                     ==========



(10) SUBSEQUENT EVENTS



     In January 1999, the Company approved a 1-for-2 reverse stock split. Accordingly, share and per share amounts for common stock have been retroactively restated to reflect the reverse stock split for all periods presented.

                            DESCRIPTION OF GRAPHICS

                               INSIDE FRONT COVER

Top Center:

Text:
Enterprise Management Solutions for Internet Systems

Center:

Graphic:
A large WebTrends logo centered on the page with the text "Manage Your WWWorld-TM" centered below the logo. The logo and text are in the middle of a ring of eight circles. Each of the eight circles contains text. Starting with the circle directly above the logo and proceeding clockwise, the texts in the circles state: "Web Site Traffic Analysis," "Proxy Server Traffic Analysis," "Site Content & QA Management," "E-Commerce and ROI Reports," "Alerting, Monitoring & Recovery," "Streaming Media Server Management," Firewall and VPNs Management," and "Server & Network Security Analysis."

Bottom:

Text:
Awards for the WebTrends product family:

Graphic:
Nine graphics appear below the text representing awards that have been given to WebTrends' products. The awards depicted from left to right are: (1) PC Magazine Editors' Choice, (2) ICE Best of Class, (3) PC Computing MVP Finalist,
(4) Network Computing Editors' Choice, (5) iw Labs Best of Test, (6) The Best of LANTIMES, (7) Network Computing Best Value, (8) CODIE Awards Finalist, and
(9) ZDNET Editors' Pick.

                              GATEFOLD (LEFT SIDE)

Top Right:


Graphic:
The WebTrends logo.

Top Left:

Text:
WebTrends Enterprise Suite

Graphics:
There are three graphics under the text. From left to right they are: (1) product packaging for the WebTrends Enterprise Suite, (2) screen shot of the site manager feature, and (3) screen shot of a traffic analysis report.

Middle:

Test:
WebTrends Professional Suite

Graphics:
There are three graphics under the text. From left to right they are: (1) product packaging for the WebTrends Professional Suite, (2) screen shot of an alerting, monitoring, and recovery report, and (3) screen shot of the main console.

Bottom:

Text:
WebTrends for Firewalls and VPNs

Graphics:
There are four graphics under the text. From left to right they are (1) product packaging for WebTrends for Firewalls and VPNs, (2) screen shot of the general options feature, (3) screen shot of the scheduler feature, and (4) screen shot of a firewall report.


                              GATEFOLD (RIGHT SIDE)
Top:

Text:
WebTrends Enterprise Reporting Server*; * Scheduled for release first quarter, 1999

Graphics:
There are four graphics under the text. From left to right they are: (1) product packaging for the WebTrends Enterprise Reporting Server, (2) screen shot of a user profile report, (3) screen shot of the content editor feature, and (4) screen shot of the status feature.

Middle:

Text:
WebTrends Security Analyzer

Graphics:
There are three graphics under the text. From left to right they are: (1) product packaging for the WebTrends Security Analyzer, (2) screen shot of the main viewer, and (3) screen shot of a security analysis report.

Bottom:

Text:
WebTrends Log Analyzer

Graphics:
There are four graphics under the text. From left to right they are: (1) product packaging for the WebTrends Log Analyzer, (2) screen shot of the scheduler feature, (3) screen shot of the options feature, and (4) screen shot of a traffic analysis report.

Bottom Right:

Text:
Manage Your WWWorld-TM

                                INSIDE BACK COVER
Top Left:

Text:
www.webtrends.com

Top:

Graphics:
There are two screen shots inside a box. The first screen shot is the Professional Suite product page from the WebTrends Web site. The second screen shot is the "contact us" page from the Web Trends Web site.

Center:

Graphics:
There are two screen shots inside a box. The first screen shot is the products page from the WebTrends Web site. The second screen shot is the ordering page from the WebTrends Web site.

Bottom:

Graphics:
There are two screen shots inside a box. The first screen shot is the knowledge base page from the WebTrends Web site. The second screen shot is the technical support page from the WebTrends Web site.

--------------------------------------------------------------------------------

     WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO DO SUCH. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AND CORRECT
ONLY AS OF              , 1999, REGARDLESS OF THE TIME OF DELIVERY OF THIS
PROSPECTUS OR ANY SALE OF SECURITIES.


     UNTIL              , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


--------------------------------------------------------------------------------


                        3,000,000 SHARES OF COMMON STOCK



                           $9.00 TO $11.00 PER SHARE


                                      LOGO


DAIN RAUSCHER WESSELS                                 SOUNDVIEW TECHNOLOGY GROUP


  a division of Dain Rauscher Incorporated


                                                                          , 1999

--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of Common Stock being registered hereby. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.


                                                              AMOUNT TO
                                                               BE PAID
                                                              ----------
SEC registration fee........................................  $    8,340
NASD filing fee.............................................       3,500
Nasdaq National Market listing fee..........................      81,625
Printing and engraving expenses.............................     120,000
Legal fees and expenses.....................................     250,000
Accounting fees and expenses................................     135,000
Directors' and Officers' Liability Insurance................     250,000
Transfer agent and registrar fees...........................       6,500
Miscellaneous expenses......................................     145,035
                                                              ----------
          Total.............................................  $1,000,000
                                                              ==========


-------------------------
* To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As an Oregon corporation, the Registrant is subject to the laws of the State of Oregon governing private corporations and the exculpation from liability and indemnification provisions contained therein. Pursuant to Section 60.047(2)(d) of the Oregon Revised Statutes ("ORS"), the Registrant's Second Restated Articles of Incorporation (the "Articles") eliminates the liability of the Registrant's directors to the Registrant or its shareholders except for any liability related to (i) breach of the duty of loyalty; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) any unlawful distribution under ORS 60.367; or (iv) any transaction from which the director derived an improper personal benefit.

     ORS Section 60.391 allows corporations to indemnify their directors and officers against liability where the director or officer has acted in good faith and with a reasonable belief that actions taken were in the best interests of the corporation or at least not opposed to the corporation's best interests and, if in a criminal proceeding, the individual had no reasonable cause to believe the conduct in question was unlawful. Under ORS Sections 60.387 to 60.414, corporations may not indemnify a director or officer against liability in connection with a claim by or in the right of the corporation or for any improper personal benefit in which the director or officer was adjudged liable to the corporation. ORS Section 60.394 mandates indemnification for all reasonable expenses incurred in the successful defense of any claim made or threatened whether or not such claim was by or in the right of the corporation. Finally, pursuant to the ORS Section 60.401, a court may order indemnification in view of all the relevant circumstances, whether or not the director or officer met the good-faith and reasonable belief standards of conduct set out in ORS Section 60.391.

     ORS Section 60.414 also provides that the statutory indemnification provisions are not deemed exclusive of any other rights to which directors or officers may be entitled under a corporation's articles of incorporation or bylaws, any agreement, general or specific action of the board of directors, vote of shareholders or otherwise.

     The Articles provide that the Registrant is required to indemnify to the fullest extent not prohibited by law any current or former director who is made, or threatened to be made, a party to an action or proceeding by reason of the fact that such person serves or served as a director of the Registrant. The Articles also provide that the Registrant is permitted to indemnify to the fullest extent not prohibited by law any current or former officer who is made, or threatened to be made, a party to an action or proceeding by reason of the fact that such person is or was an officer of the Registrant.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The following is a summary of transactions by the Registrant since December 31, 1996 involving sales of the Registrant's securities that were not registered under the Securities Act:


     1. On March 17, 1997, the Registrant issued an aggregate of 410,527 shares of Class A Common Stock to Michael Burmeister-Brown, a director of the Registrant, at a price per share of $0.6067. In issuing these securities, the Company relied on an exemption from registration under
        Section 4(2) of the Securities Act.



     2. Since December 1997, the Registrant has granted incentive stock options and non-qualified stock options to purchase shares of Common Stock under individual stock option agreements, its 1997 Stock Incentive Compensation Plan and its 1998 Stock Incentive Compensation Plan to eligible officers, directors, employees and consultants of the Registrant. As of January 29, 1999, 1,441,408 shares were subject to outstanding stock options under the 1997 Stock Incentive Compensation Plan, 25,000 shares were subject to outstanding stock options under the 1998 Stock Incentive Compensation Plan, and options to purchase 37,678 shares of Common Stock had been exercised. The options were granted in consideration of these individuals' services to the Registrant, and in issuing these securities the Registrant relied on an exemption from registration pursuant to Rule 701 under Section 3(b) or Section 4(2) of the Securities Act.


ITEM 16. EXHIBITS

     (a) EXHIBITS


EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
   1.1*       Form of Underwriting Agreement
   3.1+       Registrant's Second Restated Articles of Incorporation
   3.2+       Registrant's Second Restated Bylaws
   4.1+       See Articles 4 and 9 of Exhibit 3.1 and Sections 2 and 6 of
              Exhibit 3.2
   4.2        Form of Common Stock Certificate
   5.1*       Opinion of Perkins Coie LLP as to legality of the securities being registered, including consent
  10.1        Registrant's 1998 Stock Incentive Compensation Plan
  10.2        Registrant's 1999 Employee Stock Purchase Plan
  10.3        Registrant's 1997 Stock Incentive Compensation Plan

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
  10.4        Office Lease dated November 20, 1998, by and between the
              Prudential Insurance Company of America and WebTrends
              Corporation
  10.5        Office Lease dated September 15, 1998, by and between City
              Center Retail Trust and WebTrends Corporation
  10.6        Office Lease dated May 22, 1997, by and between Pioneer
              Square Associates, L.L.C. and e.g. Software, Inc., including the amendment thereto dated September 8, 1998
  10.7        Note dated December 19, 1997, by WebTrends Corporation in
              favor of U.S. Bank National Association
  21.1        List of subsidiaries
  23.1*       Consent of Perkins Coie LLP (included in Exhibit 5.1)
  23.2        Consent of KPMG Peat Marwick LLP, Independent Accountants
  24.1+       Power of Attorney (see page II-4)
  27.1+       Financial Data Schedule
  27.2+       Financial Data Schedule


-------------------------
* To be filed by amendment.


+ Previously filed.


ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing, as specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery of such to each purchaser.


     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on January 29, 1999.


                                          WEBTRENDS CORPORATION


                                          By:       /s/ W. GLEN BOYD

                                            ------------------------------------

                                              W. Glen Boyd

                                              Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                CAPACITIES                DATE
                      ---------                                ----------                ----

*ELIJAHU SHAPIRA                                        Chief Executive Officer    January 29, 1999
-----------------------------------------------------         and Director
Elijahu Shapira

*W. GLEN BOYD                                          President, Chief Technical  January 29, 1999
-----------------------------------------------------    Officer, and Director
W. Glen Boyd

*JAMES T. RICHARDSON                                   Vice President, Secretary,  January 29, 1999
-----------------------------------------------------   Chief Financial Officer,
James T. Richardson                                               and
                                                        Chief Accounting Officer

*MICHAEL BURMEISTER-BROWN                                       Director           January 29, 1999
-----------------------------------------------------
Michael Burmeister-Brown

*JOHN W. RYAN                                                   Director           January 29, 1999
-----------------------------------------------------
John W. Ryan

*SRIVATS SAMPATH                                                Director           January 29, 1999
-----------------------------------------------------
Srivats Sampath



*By: /s/ W. GLEN BOYD

     -----------------------------------------------------

     W. Glen Boyd


     as Attorney-in-Fact

                             WEBTRENDS CORPORATION

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS


                                                     ADDITIONS
                                        BALANCE AT   CHARGED TO                BALANCE AT
                                        BEGINNING    COSTS AND                   END OF
                                        OF PERIOD     EXPENSES    DEDUCTIONS     PERIOD
                                        ----------   ----------   ----------   ----------
Year ended December 31, 1996:
  Allowance for doubtful accounts.....   $    --      $12,423      $ 2,423      $10,000
Year ended December 31, 1997:
  Allowance for doubtful accounts.....    10,000       32,705       22,705       20,000
Year ended December 31, 1998:
  Allowance for doubtful accounts.....    20,000       43,548       23,548       40,000

                                    EXHIBITS


EXHIBIT NO.                          DESCRIPTION
-----------                          -----------
   1.1*      Form of Underwriting Agreement
   3.1+      Registrant's Second Restated Articles of Incorporation
   3.2+      Registrant's Second Restated Bylaws
   4.1+      See Articles 4 and 9 of Exhibit 3.1 and Sections 2 and 6 of
             Exhibit 3.2
   4.2       Form of Common Stock Certificate
   5.1*      Opinion of Perkins Coie LLP as to legality of the securities being registered, including consent
  10.1       Registrant's 1998 Stock Incentive Compensation Plan
  10.2       Registrant's 1999 Employee Stock Purchase Plan
  10.3       Registrant's 1997 Stock Incentive Compensation Plan
  10.4       Office Lease dated November 20, 1998, by and between the
             Prudential Insurance Company of America and WebTrends
             Corporation
  10.5       Office Lease dated September 15, 1998, by and between City
             Center Retail Trust and WebTrends Corporation
  10.6       Office Lease dated May 22, 1997, by and between Pioneer
             Square Associates, L.L.C. and e.g. Software, Inc., including the amendment thereto dated September 8, 1998
  10.7       Note dated December 19, 1997, by WebTrends Corporation in
             favor of U.S. Bank National Association
  21.1       List of subsidiaries
  23.1*      Consent of Perkins Coie LLP (included in Exhibit 5.1)
  23.2       Consent of KPMG Peat Marwick LLP, Independent Accountants
  24.1+      Power of Attorney (see page II-4)
  27.1+      Financial Data Schedule
  27.2+      Financial Data Schedule


-------------------------
* To be filed by amendment.


+ Previously filed.